Exhibit 10.1

PURCHASE AGREEMENT

by and among

SUNDAY RIVER SKIWAY CORPORATION

SUGARLOAF MOUNTAIN CORPORATION

S-K-I LTD.

AMERICAN SKIING COMPANY

and

BOYNE USA, INC.

June 4, 2007

i

3.23	Absence of Certain Changes	30
3.24	Water Rights	30
3.25	No Clubs	30
3.26	Books and Records	30

	ARTICLE IV

	REPRESENTATIONS AND
	WARRANTIES OF THE BUYER

4.1	Organization of the Buyer	31
4.2	Power and Authority	31
4.3	No Conflicts	31
4.4	Purchase for Investment	32
4.5	Litigation	32
4.6	Brokers	32
4.7	Availability of Funds	32
4.8	No Divestitures	32

	ARTICLE V

	EMPLOYEES AND EMPLOYEE-RELATED MATTERS

5.1	Employment Matters	33
5.2	Benefit Plans	33

	ARTICLE VI

	CLOSING

6.1	Closing Date	34

	ARTICLE VII

	CONDITIONS TO OBLIGATIONS OF
	THE BUYER TO CONSUMMATE THE TRANSACTION

7.1	Representations and Warranties; Compliance with Covenants	34
7.2	No Material Adverse Effect	34
7.3	No Injunction	34
7.4	Approvals	35
7.5	Release of Liens	35
7.6	Assignment	35
7.7	Related Documents	35
7.8	FIRPTA	35
7.9	Resignations	35
7.10	Settlement of Accounts	35
7.11	Specimen Title Policies	35

7.12	Approval of Documentation	35
7.13	Opinion and Certificates	36

	ARTICLE VIII

	CONDITIONS TO OBLIGATIONS OF
	THE SELLERS TO CONSUMMATE THE TRANSACTION

8.1	Representations and Warranties; Compliance with Covenants	36
8.2	No Injunction	36
8.3	Approvals	37
8.4	Settlement of Accounts	37
8.5	Related Documents	37
8.6	Letters of Credit	37

	ARTICLE IX

	COVENANTS

9.1	Regulatory Filings, Etc.	37
9.2	Injunctions	38
9.3	Access to Information	38
9.4	No Extraordinary Actions by the Sellers	39
9.5	Commercially Reasonable Efforts; Further Assurances	41
9.6	Use of Names; Name Change	43
9.7	Confidentiality; Publicity	44
9.8	Transition	45
9.9	Access to Records After the Closing	45
9.10	No Employee Solicitation	45
9.11	Interim Operations of the Buyer	45
9.12	No Solicitation	46
9.13	Intercompany Guarantees	46
9.14	Third Party Contracts and Cross Default Provisions	47
9.15	Patriot Act	48
9.16	Change in Control Bonuses	48

	ARTICLE X

	SURVIVAL AND INDEMNIFICATION

10.1	Survival	48
10.2	Indemnification by Sellers, Jointly and Severally	48
10.3	Indemnification by the Buyer	49
10.4	Limitations on Indemnification	49
10.5	Right to Indemnification not Affected by Knowledge	50

	ARTICLE XI

	TAX MATTERS

11.1	Tax Indemnification	51
11.2	Tax Refunds	52
11.3	Preparation and Filing of Tax Returns and Payment of Taxes	52
11.4	Tax Cooperation	53
11.5	Tax Audits	54
11.6	Tax Treatment of Indemnification Payment	56
11.7	338(h)(10) Election	56
11.8	Tax Sharing Agreements	57
11.9	Survival of Obligations	57

	ARTICLE XII

	TERMINATION

12.1	Termination	57
12.2	Other Agreements; Material To Be Returned	58
12.3	Effect of Termination	59

	ARTICLE XIII

	MISCELLANEOUS

13.1	Complete Agreement	59
13.2	Waiver, Discharge, etc.	59
13.3	Fees and Expenses	59
13.4	Amendments	60
13.5	Notices	60
13.6	Venue	61
13.7	GOVERNING LAW; WAIVER OF JURY TRIAL	61
13.8	Headings	61
13.9	Interpretation	61
13.10	Exhibits and Schedules	61
13.11	Successors	61
13.12	Remedies	62
13.13	Third Parties	62
13.14	Severability	62
13.15	Counterparts; Effectiveness	62
13.16	NO OTHER REPRESENTATIONS	62
13.17	CONDITION OF THE BUSINESS	63
13.18	NO OTHER REPRESENTATIONS	63
13.19	INDEPENDENT INVESTIGATION	63

EXHIBITS

A	-	CORIS and WRMS License Agreement
B	-	Specimen Title Policies
C	-	Transition Services Agreement
D	-	Escrow Agreement

v

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of June 4, 2007 (this “Agreement”), by and among SUNDAY RIVER SKIWAY CORPORATION, a Maine corporation (“SRSC”), SUGARLOAF MOUNTAIN CORPORATION, a Maine corporation (“SMC”), S-K-I LTD., a Delaware corporation (“SKI”), AMERICAN SKIING COMPANY, a Delaware corporation (“ASC”, and together with SKI, the “Sellers”), and BOYNE USA, INC., a Michigan corporation (“Buyer”), for the sale and purchase of all of the outstanding capital stock in SRSC, SMC, SRL and BBD (the “Stock”).

W I T N E S S E T H:

WHEREAS, ASC owns all of the Stock of SRSC, SRL and BBD, and SKI owns all of the Stock of SMC;

WHEREAS, ASC and SKI wish to sell to the Buyer, and the Buyer wishes to purchase from ASC and SKI, all of such Stock upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1                                 Certain Definitions.  As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Affiliate” of any specified Person means any other Person, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

“Approvals” means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents.

“Base Balance Sheet” means the balance sheet of the Companies at April 29, 2007 included in the Interim Financial Statements.

“Base Balance Sheet Date” means April 29, 2007.

“BBD” means Blunder Bay Development, Inc., a Maine corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Expenditures” means the aggregate of all expenditures incurred by a Person with respect to and/or in connection with either (i) acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or (ii) additions, improvements, replacements and/or repairs to real property, existing buildings and improvements, and/or equipment and all other expenditures that should be capitalized under GAAP on a balance sheet.

“Capital Lease” means any capital lease listed on Section 1.1(a) of the Seller Disclosure Letter.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means SRSC, SMC, BBD and SRL.

“Confidentiality Agreement” means that certain letter agreement, dated March 20, 2006, by and between Buyer and ASC.

“Contamination” means the actual or threatened presence of, or Release at, in, on, under, from or to the environment of any Hazardous Substance, excepting the routine storage, handling, management and use of Hazardous Substances from time to time in the ordinary course of business in strict compliance with Environmental Laws and with good commercial practice.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease (including any Real Property Lease), instrument or guarantee (including any amendments, modifications, extensions or replacements thereof), option agreement or agreement conferring similar rights.

“Control” means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

“CORIS and WRMS License Agreements” mean duly executed license agreements in favor of each of SRSC and SMC substantially in the forms attached as Exhibit A hereto.

“Environmental Claims” means, with respect to either Company and its Subsidiaries, and the Real Property, any and all claims, demands, actions and/or proceedings brought or instigated by any Governmental Agency or other third party in connection with any Environmental Law (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses, and/or any and all third party claims, actions, demands or proceedings (including without limitation those based on negligence, trespass, strict liability, nuisance, or toxic tort) due to any actual or threatened Release of a Hazardous Substance, and whether or not seeking costs, damages, penalties or expenses (collectively, a “Demand”), including, without limitation, (a) any and all Demands for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Laws and (b) any and all Demands seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief for Environmental Liabilities resulting from a Release or otherwise arising from an Environmental Condition.

“Environmental Conditions” means any and all conditions, including regulatory compliance, relating to soil, surface water, groundwater, or air, Releases and/or Contamination, whether on or migrating from the Real Property in actual or threatened violation of applicable standards of Environmental Laws in effect as of the date of this Agreement.

“Environmental Law” means all federal, state and local Laws pertaining or relating to or purporting to relate to the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance, noise, wetlands, Contamination or any injury or threat of injury to persons or property, the protection of the environment, natural resources and human health and safety, including, without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (b) the Solid Waste Disposal Act, as amended; (c) the Clean Air Act, as amended; (d) the Clean Water Act, as amended and (e) the Toxic Substances Control Act, as amended, as each of the foregoing are in effect on the date of this Agreement, and including analogous applicable Laws of the State of Maine pertaining to the environment, natural resources and employee health and safety.

“Environmental Liability” means any and all Liabilities, Environmental Claims and/or Environmental Conditions which have, or would reasonably be expected to have, a Material Adverse Effect on a Resort, individually or in the aggregate, including arising in connection with any Environmental Claim by any private Person or Governmental Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with any Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with any Company, within the meaning of Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Financial Statements” means the unaudited balance sheets and statements of operations, stockholder’s equity and cash flows of each Company and its Subsidiaries as of and for the fiscal years ended July 31, 2005 and July 30, 2006, as included in the audited consolidated financial statements of ASC for such periods.

“GAAP” means United States generally accepted accounting principles in effect at the time in question.

“Governmental Agency” means any federal, state or local governmental body or other regulatory or administrative agency or commission.

“Hazardous Substance” means (a) any hazardous materials, hazardous wastes, solid wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are listed in, defined by and/or regulated under any Environmental Laws; (b) asbestos or asbestos containing materials, urea-formaldehyde, lead-containing plumbing or paint, or radon; (c) polychlorinated biphenyls (PCBs) or PCB-containing materials or fluids; (d) any other hazardous, radioactive or toxic substance, or contaminant regulated under any Environmental Law; and (e) any petroleum, gasoline, oil, petroleum hydrocarbons, petroleum products (or by-products), crude oil and any constituents, additives, fractions or derivatives thereof.

“Hotels” means the Sugarloaf Grand Summit Hotel, located at the SMC Resort, and the Summit Hotel and the Jordan Grand Hotel, located at the SRSC Resort.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) any liability, contingent or otherwise, of any Company (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such

Company or only to a portion thereof) or (b) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (ii) any liability of others of the kind described in the preceding clause (i) which such Company has guaranteed or which is otherwise its legal liability; (iii) any monetary obligation secured by a lien to which the property or assets of such Company is subject, whether or not the obligations secured thereby shall have been assumed by it or shall otherwise be its legal liability, but not including Liens of the nature described in clauses (ii) and (iii) of the definition of “Permitted Exceptions”; and (iv) all capitalized lease obligations of such Company.  In no event shall Indebtedness include trade payables or operating lease obligations, provided the same are properly disclosed in the Financial Statements or included in the Interim Financial Statements or incurred in the ordinary course of business after the Base Balance Sheet Date.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) rights of privacy and rights to personal information, (viii) telephone numbers and Internet protocol addresses, and (ix) all rights in the foregoing and in other similar intangible assets, (x) all applications and registrations for the foregoing, and (xi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Interim Financial Statements” means the unaudited balance sheet and statements of operations, stockholder’s equity and cash flows as of and for the nine (9) month period ended April 29, 2007.

“Judgment” means any judgment, ruling, writ, injunction, order, arbitral award or decree issued by a court of competent jurisdiction.

“Knowledge of the Companies” (and any similar phrases as they relate to the Companies) means the existing actual knowledge of Stan Hansen, B.J. Fair, Betsy Wallace, John Diller, Dana Bullen and Foster Stewart.

“Law” means any Judgment, law, statute, rule or regulation of any Governmental Agency.

“Lease” means any lease, sublease, license, or similar occupancy right in real or personal property.

“Liabilities” means losses, damages, deficiencies, obligations, claims, demands, judgments, awards, interest, fines, penalties or settlements of any nature or kind, including all costs and expenses, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen, asserted or unasserted, liquidated or unliquidated, and due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Lien” means any lien, encumbrance, security interest (whether or not the subject of a UCC financing statement), charge, mortgage, UCC financing statement, right of first offer, right of first refusal, collateral assignment or pledge of any nature whatsoever which encumbers or affects the Stock, any Company and/or any of any Company’s assets.

“Litigation” means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

“Material Adverse Effect” means a material adverse effect upon (i) the results of operations, properties, assets, liabilities or financial condition of the business of either Resort, (ii) the valid, binding effect or enforceability of this Agreement or any Related Document, or (iii) the ability of either Seller to perform its obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any change, effect, condition, event or circumstance (collectively, “Events”) arising out of, or attributable to (i) general economic conditions, changes, effects, events or circumstances, except to the extent such Events disproportionately affect such Resort, (ii) changes, effects, conditions, events or circumstances that generally affect the ski, resort or hospitality industries, except to the extent such Events disproportionately affect such Resort, (iii) in the case of either Resort, any effect which the financial condition of ASC may have on the terms and conditions on which inventory or other assets are purchased by such Resort (provided that such effect will be taken into account for purposes of this definition of Material Adverse Effect only to the extent such effect would reasonably be expected to have a material adverse effect (taking into account the reasonably expected duration of said effect) on such Resort following the Closing), (iv) any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions, except to the extent such Events disproportionately affect such Resort, (v) any climatic or weather condition, except to the extent of any damage or destruction of the assets of such Resort which has a material and adverse effect on such Resort and which is caused by such damage or destruction, (vi) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

“Mountainside” means Mountainside, a Maine corporation and wholly owned subsidiary of SMC.

“Multiemployer Plan” means an employee pension benefit plan, as defined in Section 3(37) of ERISA, to which the Sellers or any of their ERISA Affiliates contribute, have contributed, are obligated to contribute or have been obligated to contribute.

“Outstanding Indebtedness” means the aggregate outstanding principal balance of, and accrued and unpaid interest on, all Indebtedness of the Companies, calculated as of the close of business on the day immediately preceding the Closing Date, but not including the Capital Leases or the ASC-Level Financings.

“Permitted Exceptions” means (i) Liens disclosed on any balance sheet included in the Financial Statements or Interim Financial Statements or securing liabilities reflected therein (provided that Liens securing the financings described in Section 1.1(b) of the Seller Disclosure Letter (the “ASC-Level Financings”) shall not be Permitted Exceptions); (ii) Liens for taxes, assessments and similar charges that are not yet due and payable; (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens imposed by applicable Law arising or incurred in the ordinary course of business; (iv) easements, rights-of-way, restrictions and other similar charges or encumbrances the existence of which do not materially adversely detract from the value of the property affected by such encumbrances(s) and do not materially interfere with the operation of the Companies’ or any of their respective Subsidiaries’ respective businesses as currently conducted; (v) Liens or other encumbrances that would be disclosed by an accurate survey of the Real Property provided that the same do not materially adversely detract from the value of the property affected by such encumbrance(s) and do not materially interfere with the operation of the Companies’ or any of their respective Subsidiaries’ respective businesses as currently conducted; (vi) applicable zoning regulations and ordinances, and building, health and other applicable laws or ordinances; and (vii) any exceptions to title set forth in any subsection of Section 3.16 of the Seller Disclosure Letter.

“Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Agency or any other entity.

“Prime Rate” means the prime rate of Citibank N.A., in effect on the applicable date.

“Related Documents” means (i) the CORIS and WRMS License Agreements, (ii) the Transition Services Agreement, and (iii) all other agreements, instruments and certificates described in or contemplated by this Agreement or reasonably requested by either the Buyer or the Sellers that are to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, good standing certificates, incumbency certificates and secretary certificates for the parties and Subsidiaries of the Companies.

“Release” means any actual or threatened presence in, or release, escape, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into, on, at, from or under the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Substances, whether intentional or unintentional, including in violation of Environmental Laws.

“Resorts” means the mountain resorts operated by SMC known as Sugarloaf Resort located in Carrabassett Valley, Maine and by SRSC known as Sunday River Resort located in Newry, Maine.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Disclosure Letter” means the disclosure letter prepared by the Sellers, dated as of the date hereof, and delivered by the Sellers to the Buyer.

“Specimen Title Policies” shall mean the specimen owner title insurance policies issued by the Title Company in the form attached hereto as Exhibit B.

“SRL” means Sunday River Ltd., a Maine corporation.

“Subsidiary” of any specified Person means any other Person (i) as to which more than 50% of its outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, limited liability company, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Taxes” means all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Title Company” means First American Title Insurance Company.

“Tramway Authorities” means the Board of Elevator and Tramway Safety, the State of Maine.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Week” means a period of seven days ending on Sunday at 11:59 p.m. Mountain Time.

1.2           Other Capitalized Terms.  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section

Agreement	Preamble
ASC	Preamble
ASC-Level Financings	1.1
Assignments	7.6
Base Balance Sheet	1.1
Base Balance Sheet Date	1.1
Buyer	Preamble
Buyer Indemnitees	10.2
Buyer Trade Names	9.6(b)
Capital Program	3.7
Companies	1.1
Company Plans	3.15(a)
Company Subject Matter	9.3
Contest	11.5(b)

Term	Section

Current Plan Year	5.2(b)
Employees	5.1
Enforceability Exceptions	3.4
Escrow Agent	10.6
Escrow Agreement	10.6
FCC	3.6
Indemnifiable Losses	10.2
Indemnity Escrow Agreement	10.6
Indemnity Escrow Amount	10.6
Initial Purchase Price	2.1
Insurance Policies	3.11(a)
Intellectual Property	1.1
Interim Financial Statements	1.1
Interim Period	11.1(a)
Leased Real Property	3.16(a)
Nonqualified Deferred Compensation Plan	3.15(j)
Other ASC Resorts	5.1
Owned Real Property	3.16(a)
Plans	3.15(a)
Pre-Closing Periods	11.1(a)
Purchase Price	2.1
Real Property	3.16(a)
Real Property Leases	3.16(a)
Representatives	9.3
Resorts	1.1
SEC	9.4(e)
Section 338(h)(10) Election	11.7(a)
Seller Indemnitees	10.3
Sellers	Preamble
Seller Trade Names	9.6(a)
Software	1.1
Stock	Preamble
Straddle Contest	11.5(c)
Tax Indemnifying Party	11.1(a)
Tax Notice	11.5(a)
Tempest Agreement	2.1
Transition Services Agreement	9.5(1)
Unresolved Claims	10.6

ARTICLE II

PURCHASE PRICE AND PAYMENT

2.1                                 Sale and Purchase of Stock.  At the Closing, upon the terms and subject to the conditions of this Agreement, ASC and SKI shall sell to the Buyer, and the Buyer shall purchase from ASC and SKI, the Stock.  The aggregate purchase price for the Stock shall be (i) $76,500,000 (the “Initial Purchase Price”), plus (ii) the assignment by SRSC to ASC of all rights to receive any amounts (up to $500,000) that become payable to SRSC pursuant to Section 6(a) of the Short Form Purchase and Sale Agreement (the “Tempest Agreement”), dated as of January 18, 2006, between SRSC and Fort Point Real Estate Company, Inc. (the “Purchase Price”).  In addition, at the Closing, Buyer shall reimburse Seller (a) the amount actually expended prior to the Closing Date by ASC or its Affiliates with respect to the items described on the 2007-08 Capital Expenditure Plan for the Resorts pursuant to Section 3.7(b) of the Seller Disclosure Letter, plus (b) any amounts paid by ASC or its Affiliates subsequent to the Base Balance Sheet Date and prior to the Closing Date as prepayments under the equipment leases for the snow-grooming equipment located at the Resorts and listed on Section 2.1 of the Seller Disclosure Letter.  At the Closing, the Buyer shall cause SRSC to assign to ASC the rights described in clause (ii) above, as well as the mortgage securing the performance of such obligations, by an instrument or instruments reasonably satisfactory to ASC.  ASC shall reassign to Buyer such mortgage upon receipt by ASC of the payment contemplated by clause (ii) above.

2.2                                 Payment at the Closing, Subsequent Payment.  At the Closing, the Buyer shall (subject to Section 10.6 hereof) pay the Initial Purchase Price and the reimbursement contemplated by Section 2.1 hereof by wire transfer of immediately available funds to ASC.  The balance of the Purchase Price shall be paid by wire transfer to ASC of immediately available funds by Fort Point pursuant to the terms of the Tempest Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer as follows:

3.1                                 Organization and Qualification.

(a)                                  Each Company has previously delivered to or made available to the Buyer, prior to the date hereof, a complete and correct copy of: the Certificate of Incorporation and bylaws (or similar organizational documents) of such Company and each Subsidiary, as each of the same may have been amended, each of which is in full force and effect.  Each of SMC, SRSC, SRL, BBD, and Mountainside is a corporation duly formed, validly existing and in good standing under the laws of the State of Maine, and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently owned or conducted.

(b)                                 Each of SKI and ASC has previously delivered to or made available to the Buyer, prior to the date hereof, complete and correct copies of its Certificate of Incorporation and bylaws, as each of the same may have been amended, each of which is in full force and effect.  Each of SKI and ASC is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted; provided, however, that no representation is made as to the qualification of ASC or SKI in any jurisdiction other than its state of incorporation.

3.2                                 Title to the Stock.  ASC owns, and as of the Closing Date will own, beneficially and of record, free and clear of any Lien with full right, power and authority to transfer, convey and deliver, the SRSC, SRL and BBD Stock, and SKI owns, and as of the Closing Date, will own, beneficially and of record, free and clear of any Lien with full right, power and authority to transfer, convey and deliver, the SMC Stock, and, upon delivery of and payment for the Stock at the Closing as herein provided, ASC and SKI, as applicable, will convey to the Buyer good and valid title thereto, free and clear of any Lien.  The Stock consists of all of the issued and outstanding capital stock in each Company, as the same is set forth in Section 3.2 of the Seller Disclosure Letter.  Except for the rights of Buyer under this Agreement, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the Stock and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to the Stock.  Upon consummation of the transactions contemplated hereby, Buyer will own all of the SRSC, SRL, BBD and SMC Stock free and clear of all Liens (other than those created by or with the consent of Buyer).  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Stock.

3.3                                 Subsidiaries.  Except as set forth on Section 3.3 of the Seller Disclosure Letter, which sets forth the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof, none of the Companies has any Subsidiaries and does not directly or indirectly own or have any investment in the capital stock of, or other propriety interest in, any Person.  There is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the equity of any Subsidiary of any Company and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to such equity.

3.4                                 Binding Obligation.  The Sellers have all requisite corporate authority and power to execute and deliver this Agreement and the Related Documents to be executed by them in connection herewith and to perform their respective obligations set forth herein and therein.  This Agreement has been, and such Related Documents will be at the Closing, duly and validly authorized by all required corporate or stockholder action on the part of the Sellers and no other corporate or stockholder proceedings on the part of any of them are necessary to authorize this Agreement or the Related Documents.  This Agreement has been duly executed and delivered by the Sellers and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Buyer, constitutes the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms, except to the extent that the enforceability thereof may be limited by:  (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (the exceptions set forth in (i) and (ii), the “Enforceability Exceptions”).

3.5                                 No Default or Conflicts.  The execution and delivery of this Agreement and the Related Documents by the Sellers and the performance by them of their respective obligations hereunder and thereunder (a) does not and will not result in any violation of, or breach or default under the Certificate of Incorporation or bylaws (or equivalent organizational documents) of ASC, SKI or any Company or any of their respective Subsidiaries (subject to receipt of approval of the shareholders of ASC, which has not yet been obtained); (b) assuming compliance with the matters referred to in Section 3.6, does not and will not violate nor result in a breach or default under any existing applicable Law material to the business of any Company or any of their respective Subsidiaries or any Judgment of any Governmental Agency having jurisdiction over any of the Sellers or any Company or any of their respective Subsidiaries or their or any of their respective Subsidiaries’ properties in any material respect; (c) does not and will not result in the imposition of any Lien upon any of the assets of ASC, SKI, any Company or any of their respective Subsidiaries; and (d) does not and will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the termination, cancellation or acceleration of obligations under, create in any party the right to terminate, modify or cancel any Contract to which ASC, SKI, any Company or any of their respective Subsidiaries is a party or by which ASC, SKI, any Company or any of their respective Subsidiaries is bound or to which any of their respective assets is subject, except, with respect to clause (c) (but only with respect to Liens upon any of the assets of ASC, SKI or their respective Subsidiaries (excluding the Companies and their respective Subsidiaries)) and clause (d), for any such conflicts, breaches, defaults and other occurrences which, individually or in the aggregate, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement).

3.6                                 No Governmental Authorization or Consent Required.  Except as set forth on Section 3.6 of the Seller Disclosure Letter and except for compliance with any applicable requirements of the HSR Act and the Federal Communications Commission (the “FCC”), no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by any of ASC, SKI or any Company or any of their respective Subsidiaries in connection with the due execution and delivery by ASC, SKI and the Companies of this Agreement and the consummation by such Persons of the transactions contemplated hereby, other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement).

3.7                                 Financial Statements.  The Financial Statements and the Interim Financial Statements fairly present, in all material respects, the financial position of the Companies and their respective Subsidiaries, the results of operations, stockholder’s equity and cash flows for the periods indicated, all in conformity with GAAP applied on a consistent basis (except, in the case of the Interim Financial Statements, for the absence of footnotes and year end adjustments).  The Financial Statements and the Interim Financial Statements have been accurately derived from the books and records of the Companies and their respective Subsidiaries.  Neither the Companies nor any of their respective Subsidiaries have any material indebtedness, obligations or other liabilities of a kind required to be disclosed in its financial statements under GAAP other than those (i) fully reflected in, reserved against or otherwise described in the Base Balance Sheet; (ii) incurred in the ordinary course of business since the Base Balance Sheet Date (including work in progress on capital expenditures which are contemplated by the capital expenditures program set forth on Section 3.7(b) of the Seller Disclosure Letter (the “Capital Program”)) or (iii) set forth on Section 3.7(a) of the Seller Disclosure Letter.

3.8                                 Powers of Attorney.  Except as set forth on Section 3.8 of the Seller Disclosure Letter, neither the Companies nor any of their respective Subsidiaries have any material outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not one of the Company’s employees or officers.

3.9                                 Brokers.  Except as set forth on Section 3.9 of the Seller Disclosure Letter, no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Companies, ASC or SKI in connection with this Agreement or the transactions contemplated hereby (an “ASC Broker”), and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Companies, ASC or SKI or any action taken by any such Person.

3.10                           Compliance with Laws.  As of the date hereof, except as set forth in Section 3.10(i) of the Seller Disclosure Letter, no investigation or material review by any Governmental Agency with respect to any Company or any of their respective Subsidiaries or their properties or assets is pending or, to the Knowledge of the Companies, threatened.  Except as set forth in Section 3.10(ii) of the Seller Disclosure Letter, neither ASC, SKI, any Company nor any of their respective Subsidiaries, has received any notice or communication of any noncompliance by any Company or any of their respective Subsidiaries in any material respect with any applicable Laws or Approvals, including without limitation any applicable Laws with respect to the Laws and standards of any Tramway Authorities, that has not been cured as of the date hereof.  Except as set forth on Section 3.10(iii) of the Seller Disclosure Letter, any of the Companies and their respective Subsidiaries is currently conducting, and has at all times since December 31, 2003 conducted, their respective businesses in compliance in all material respects with all applicable Laws and Approvals.

3.11         Insurance.

(a)           Section 3.11(a) of the Seller Disclosure Letter sets forth as of the date hereof a description of each insurance policy (the “Insurance Policies”) of each Company and its Subsidiaries.  Except as noted on Section 3.11(a) of the Seller Disclosure Letter and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereunder have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, (ii) there are no pending claims in excess of $50,000 under any Insurance Policy as to which the respective insurers have denied coverage, (iii) since July 30, 2003, each Company and its Subsidiaries have been fully insured for worker’s compensation claims and (iv) none of the Companies nor any of their Subsidiaries is in material breach or default under any of the Insurance Policies, and no event has occurred which, with notice or lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under any of the Insurance Policies.  None of the Sellers nor any Subsidiary of any Company has received any notice from any insurance company of such insurance company’s intention not to renew any such Insurance Policy applicable to any Company or materially increase the premiums thereunder beyond such premiums currently in effect, nor, to the Knowledge of the Companies, is any such cancellation, non-renewal or premium increase threatened.  The consummation of the transactions contemplated by this Agreement will not constitute a default under the terms of, or result in the invalidation or termination of, any of the Insurance Policies.  All of the Insurance Policies are issued by financially sound and reputable insurers, and are in reasonable and customary amounts in light of the Companies’ respective businesses.

(b)           Section 3.11(b) of the Seller Disclosure Letter sets forth a true and correct list of any pending worker’s compensation claims not covered by insurance.

3.12         Litigation.  Except as disclosed on Section 3.12 of the Seller Disclosure Letter, there is no Litigation pending or, to the Knowledge of the Companies, threatened against any of the Sellers, the Companies or their respective Subsidiaries or any of their respective properties or assets that, with respect to each such Litigation (a) in the case of the Companies and their respective Subsidiaries (i) is not fully covered by insurance or (ii) is covered by insurance and would reasonably be expected to result in a liability to the Companies in excess of $50,000 individually or $150,000 in the aggregate for all such Litigation or (b) in the case of ASC or SKI, would reasonably be expected to result in a material and adverse effect on ASC’s or SKI’s ability to consummate the transactions contemplated by this Agreement.  Except as set forth on Section 3.12 of the Seller Disclosure Letter, none of the Companies nor any of their respective Subsidiaries is subject to any material order, Judgment, injunction or decree of any Governmental Agency.

3.13         Approvals.  Except as set forth in Section 3.13(a) of the Seller Disclosure Letter, the Companies and their respective Subsidiaries have in full force and effect all material Approvals necessary for the lawful operation of the business of the Companies and their respective Subsidiaries as presently conducted (including for this purpose any Approvals necessary for any development or construction activity that has been commenced with respect to any Real Property, or otherwise to the extent required by applicable Law).  Since December 31, 2003, except as set forth on Section 3.13(b) of the Seller Disclosure Letter, the Companies and their respective Subsidiaries have been in substantial compliance with the terms of each Approval and have not received written notice of any material default under any such Approval.  Except as set forth on Section 3.13(c) of the Seller Disclosure Letter, to the Knowledge of the Companies, no suspension or cancellation of any such Approval is threatened and there is no basis for believing that any such Approval will not be renewable upon expiration.  To the Knowledge of the Companies, Section 3.13(d) of the Seller Disclosure Letter sets forth a list of all material Approvals required for the operation of the business of the Companies and their Subsidiaries as presently conducted or for the consummation of the transactions contemplated by this Agreement.

3.14         Labor Matters.

(a)           Except as set forth on Section 3.14(a) of the Seller Disclosure Letter, the Companies and their respective Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, immigration, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar tax.

(b)           There are no strikes, work stoppages, lockouts, boycotts or material labor disputes pending or, to the Knowledge of the Companies, threatened against or affecting the Companies or their respective Subsidiaries, and there have been no such events or actions since December 31, 2003.

(c)           Except as set forth on Section 3.14(c) of the Seller Disclosure Letter, as of the date hereof, none of the Sellers has received written notice of any pending or, to the Knowledge of the Companies, threatened (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Agency responsible for regulating employment practices, (ii) grievances or arbitrations, or (iii) organizational drives or unit clarification requests, in each case against or affecting any Company or their respective Subsidiaries.  There are no collective bargaining agreements or similar labor agreements that any Company or any of its respective Subsidiaries is bound by, party to or in the process of negotiating.

3.15         Employee Benefit Plans.

(a)           Section 3.15(a) of the Seller Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA),

stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker’s compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit or compensation plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans”), under which any employee, former employee, consultant, former consultant, director or former director of any Company has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by any Company or any ERISA Affiliate or under which any Company or any ERISA Affiliate has any present or future liability (including, without limitation, contingent liability).  To the extent any Company sponsors, maintains, contributes to, is required to contribute to, or has any present or future liability (including, without limitation, contingent liability) with respect to any such Plans, the same shall be collectively referred to as the “Company Plans.”

(b)           With respect to each Company Plan, the Buyer has been furnished access to a current and complete copy (or, to the extent no such copy exists, a description) thereof and all amendments thereto, and, to the extent applicable:  (i) any related trust agreement, annuity contract, or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description or other written description or interpretation thereof; (iv) for the three most recent plan years (a) the Form 5500 and attached schedules, (b) audited financial statements, (c) actuarial valuation reports and (d) attorneys’ responses to any auditor’s request for information; (v) any correspondence and other materials submitted to or received from the IRS or Department of Labor in connection with any correction program with respect to the Company Plans; (vi) any correspondence and other materials submitted to or received from any Multiemployer Plan or its trustees with respect to its funding status or potential withdrawal liability; and (vii) all contracts and other service agreements with any third party administrators in connection with the Company Plans.

(c)           (i) Each Company Plan has been established, maintained, and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (and each related trust agreement, annuity contract, or other funding instrument) has received a favorable opinion letter from the IRS as to its qualification, and the Companies have no Knowledge of any reason why any such opinion letter would reasonably be expected to be revoked or not be reissued; (iii) for each Company Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA, neither the Companies nor any of their ERISA Affiliates has or will have any liability or obligation under any plan which provides medical, death or other welfare benefits with respect to current or former employees of any Company beyond their termination of employment (other than coverage mandated by Law) and no condition exists which would prevent any Company from amending or terminating any such welfare plan; (iv) no event has occurred with respect to any Company Plan that would subject any Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, other than any such transaction which is subject to an administrative or statutory exemption) has occurred with respect to any Company Plan; (vi) none of the Companies nor any plan fiduciary of any Company Plan subject to ERISA has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; and (vii) each Company Plan which is a “group health plan” as defined in Section 607(1) of ERISA has been operated in compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code, as well as with the provisions of any similar state law, at all times.

(d)           Neither the Companies nor any of their ERISA Affiliates has ever (i) maintained, contributed to, or been obligated to contribute to any plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or (ii) contributed to, been obligated to contribute to, or incurred any liability to a Multiemployer Plan as defined in Section 3(37) of ERISA.  No liability under Title IV of ERISA has been incurred by any Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Companies or any of their ERISA Affiliates of incurring a liability under such Title.

(e)           Except as set forth on Section 3.15(e) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or consultant of any Company to severance pay or accelerate the time of payment or vesting of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.  Except as set forth on Section 3.15(e) of the Seller Disclosure Letter, there is no Company Plan covering any current or former employee, director or consultant of any Company that, individually or collectively, will give rise to the payment of any amount that would not be deductible by such Company pursuant to Section 280G of the Code.

(f)            All contributions (including all employer contributions and employee salary reduction contributions) required by each Company Plan or by any applicable Law or agreement to have been made under any Company Plan to any fund, trust, or account established thereunder or in connection therewith have been made by the due date thereof, or the deadline for making such contribution has not yet passed.

(g)           None of the Company Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA.  With respect to any of the Company Plans which are self-insured welfare benefit plans, no claims have been made pursuant to any such plans that have not been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plans where the liability could in the aggregate with respect to each such individual exceed $25,000 per year.

(h)           There is no default on behalf of any Company with respect to any of the Plans and each of the Plans is in full force and effect, enforceable by the Companies in accordance with its terms.  There is no Litigation pending or, to the Knowledge of the Companies, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Company Plan, nor to the Knowledge of the Companies, any arbitration, proceeding or investigation.  None of the Companies nor any ERISA Affiliate nor any of their respective directors, officers, employees or, to the Knowledge of the Companies, other fiduciaries (as such term is defined in Section 3(21) of ERISA) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Company Plan.

(i)            Section 3.15(i)(1) of the Seller Disclosure Letter lists all of the full-time year-round employees of each Company as of the date hereof, together with their respective salaries and date of hire; such list will be updated as of five Business Days prior to the Closing Date and delivered to Buyer prior to the Closing Date.  Section 3.15(i)(2) of the Seller Disclosure Letter also identifies those employees of each Company who are parties to employment agreements, bonus agreements or other written agreements relating to compensation and identifies those agreements.

(j)            Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of, and subject to, Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Service Notices 2005-1 and 2006-79.

3.16         Real Property.

(a)           Section 3.16(a)(1) of the Seller Disclosure Letter is a complete and accurate list of all real property owned by any Company or any of its Subsidiaries as of the date hereof and which is to be acquired and owned by any Company or any of its Subsidiaries on or prior to the Closing Date (the “Owned Real Property”).  Section 3.16(a)(2) of the Seller Disclosure Letter is a complete and accurate list of all leases, subleases, licenses, permits and other agreements, documents or instruments (including, without limitation, easement agreements) and all amendments, modifications and/or supplements thereto (collectively, the “Real Property Leases”) under which any Company or any of its Subsidiaries lease, sublease, license, use or occupy any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property” and together with the Owned Real Property, the “Real Property”).  The Companies have made available to the Buyer, prior to the date hereof, copies of the Real Property Leases, all of which are true, complete and correct in all material respects.  Except as set forth in Section 3.16(a)(3) of the Seller Disclosure Letter, each Real Property Lease is in full force and effect as to the applicable Company or its applicable Subsidiary and, to the Knowledge of the Companies, as to the other parties thereto.  Except as set forth in Section 3.16(a)(4) of the Seller Disclosure Letter, neither the applicable Company nor its applicable Subsidiary nor, to the Knowledge of the Companies, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.  The Real Property is all of the material real property that is necessary for the operation of the business of the Companies and their respective Subsidiaries as presently conducted.  Except as set forth in Section 3.16(a)(4) of the Seller Disclosure Letter, neither the Companies nor any of their respective Subsidiaries have received notice that any party to any Real Property Lease intends, or has threatened, to terminate or revoke all or any rights granted in favor of any Company or its applicable Subsidiary thereunder.

(b)           The Companies own fee title to the Owned Real Property and good and valid non-subordinated leasehold interests in the Leased Real Property, subject only to Permitted Exceptions and Liens to be released on or before the Closing Date including as provided in Section 7.5.  The foregoing representation (a) shall not be construed in any event to relate to the fee interest in any Leased Real Property and (b) shall be deemed deleted with respect to any matter covered by a title insurance policy obtained for the benefit of Buyer.

(c)           Except as set forth on Section 3.16(c) of the Seller Disclosure Letter, there are no outstanding options or rights of first refusal to purchase or lease the Real Property or any portion thereof or interest therein, other than rights running in favor of any Company and its Subsidiaries, and the Real Property is free from agreements creating any obligation on the part of any Person to sell, lease or grant a third party option to sell or lease.

(d)           Except as set forth in Section 3.16(d) of the Seller Disclosure Letter, none of the Sellers has received notice of and there is no pending or, to the Knowledge of the Companies, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(e)           All chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with either Resort and the conduct of the business of each Company and its Subsidiaries as presently conducted are located either on (i) the Owned Real Property, and/or (ii) the Leased Real Property pursuant to valid Real Property Leases (including valid easement agreements in favor of the applicable Company and its Subsidiaries) which allow and provide for the existence, operation, and maintenance of the chairlifts, gondolas, buildings, improvements, roads and/or ski-runs, as applicable.

(f)            Section 3.16(f)(i) of the Seller Disclosure Letter lists all of the Real Property Leases and other Contracts, including any amendments, modifications and/or supplements thereto, pursuant to which any Person has the right to use, occupy and/or possess all or any portion of the Real Property (the “Third Party Real Property Leases”); provided, however, that Section 3.16(f)(i) of the Seller Disclosure Letter need not include any bookings at hotels or conference facilities within either Resort in the ordinary course of business.  Except as set forth on Section 3.16(f)(ii) of the Seller Disclosure Letter, (i) there are no material real property Leases affecting the Real Property or any portion thereof, (ii) there are no material security deposits under any real property Leases affecting the Real Property or any portion thereof and (iii) no material tenant or other occupant is currently entitled to any material rent concessions, rent abatements or rent credits and no material rent concessions or rent abatements permitted under any real property Leases are currently claimed by any material tenant(s) or occupant(s) as a result of a default by any Company, its Subsidiaries or otherwise.  Copies of all such Third Party Real Property Leases (including any amendments, modifications and/or supplements) which are true, complete and correct in all material respects, have previously been made available to Buyer prior to the date hereof.  Except as set forth in Section 3.16(f) of the Seller Disclosure Letter, each third Party Real Property Lease is in full force and effect and none of the Companies nor any of their Subsidiaries nor, to the Knowledge of the Companies, any other party to such Third Party Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.

(g)           Except as set forth on Section 3.16(g) of the Seller Disclosure Letter, none of the Sellers or the Companies nor any of their respective Subsidiaries has received written notice of, and the Companies have no Knowledge of, (i) any violations of any covenants or restrictions affecting any Real Property including any covenants, conditions or restrictions of or issued by any applicable condominium or home owners association, or (ii) any violations of any zoning codes or ordinances or other Laws of any Governmental Agency applicable to such Real Property.

(h)           None of the Real Property is subject to regulation by the United States Forest Service.

(i)            At Closing, other than with respect to the capital program described in Section 3.7(b) of the Seller Disclosure Letter, there will be no outstanding construction contracts made by the Sellers or any Company or its Subsidiaries for the construction, development or repair of any improvements located at any of the Real Property which have not been fully paid for, or provision for the payment of which has not been made by such Seller, Company or Subsidiary, and such Seller, Company or Subsidiary shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not bonded over pursuant to applicable Laws or insured over under a valid title insurance policy insuring the applicable Company and its Subsidiaries or the Buyer on the Closing Date.

(Nothing contained herein shall be deemed to modify the Buyer’s reimbursement obligations under Section 2.1 hereof.)

(j)            None of the Sellers or the Companies or their Subsidiaries has received written notice from any insurance carrier of defects or inadequacies in the Real Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefore.

3.17         Tax Matters.

(a)           All material Tax Returns required to be filed by or with respect to any Company and/or its Subsidiaries on or before the date hereof have been properly prepared and timely filed.  All such Tax Returns were correct and complete in all material respects.  All material Tax Returns required to be filed by or with respect to any Company and/or its Subsidiaries after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years (except where any inconsistency is required by applicable laws and regulations) and applicable laws and regulations.  All material Taxes due and payable by any Company and its Subsidiaries (whether or not shown on a Tax return) have been paid.  All material Taxes that any Company or its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax authority, and have been properly reported as required under applicable information reporting requirements.  With respect to any Taxes of any Company and/or its Subsidiaries not yet due and payable, adequate reserves and accruals in all material respects for such Taxes have been made in the Financial Statements or in the Interim Financial Statements.  None of the Companies or its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has been made by a Governmental Agency in a jurisdiction where any Company or its Subsidiaries do not file Tax Returns that any such corporation is or may be subject to taxation by that jurisdiction.

(b)           None of the Companies nor their Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material assessment or Tax deficiency.

(c)           With respect to all material federal, state and local Tax Returns of each Company and/or its Subsidiaries, (i) no audit is in progress and no extension of time (other than automatic extensions of time) is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and (ii) there is no unassessed deficiency as to which any Company has received written notice or as to which the Companies have Knowledge based upon personal contact with any agent of a taxing authority against any Company.

(d)           Except as set forth on Section 3.17(d) of the Disclosure Letter, each Company and/or its Subsidiaries have not agreed to and, to the Knowledge of the Companies, each Company and/or its Subsidiaries are not required to make any adjustments pursuant to Section 481(a) of the Code by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not yet expired.

(e)           There are no material Liens for Taxes upon the assets or properties of any Company, except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith.  None of the Sellers or any Company or its Subsidiaries has received any written notice for an audit or delinquency of any Taxes with respect to any portion of the Real Property which has not been resolved or completed.  None of the Sellers or any Company or its Subsidiaries is currently contesting any Taxes with respect to any portion of the Real Property except as disclosed in Section 3.17(e) of the Seller Disclosure Letter.

(f)            None of the Companies nor any of their Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

(g)           There are no special assessments or charges which have been levied, and with respect to which any Company has received written notice, against the Real Property that are not reflected on the tax bills issued with respect thereto.

(h)           None of the Companies nor any of their Subsidiaries (i) has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) that must be disclosed pursuant to Section 6011 of the Code and the Regulations promulgated thereunder, (ii) is a party to any closing agreement as defined in Section 7121 of the Code or any similar provision of state, local, or foreign Law or (iii) has requested any private ruling from any Tax authority.

3.18         Contracts and Commitments.  Except as set forth in Section 3.18 of the Seller Disclosure Letter, none of the Companies nor any of their Subsidiaries is a party to:

(a)           any partnership agreements or joint venture agreements which require a payment, or delivery of assets or services beyond the 2006-2007 ski season and which are not terminable by the applicable Company on 30 days or less notice without penalty to the applicable Company or any of its Subsidiaries, or which contain exclusivity arrangements which will be binding upon Affiliates of the applicable Company (other than a Subsidiary thereof) following the Closing;

(b)           any agreement pursuant to which the applicable Company or its Subsidiaries would be required to pay severance to any director, officer, employee or consultant;

(c)           any material agreement with another person or entity limiting or restricting the ability of the applicable Company or its Subsidiaries to enter into or engage in any market or line of business or restricting the ability of any Company or its Subsidiaries to enter into or engage in any market or line of business or restricts or limits the ability of any Company or its Subsidiaries to own, operate, sell, transfer, pledge, or otherwise dispose of or encumber any of its assets or properties;

(d)           any material brokerage agreements;

(e)           any agreements for the sale of any of the assets of the applicable Company or its Subsidiaries other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of its assets;

(f)            any agreement relating to the acquisition by the applicable Company or its Subsidiaries of any operating business or the assets or capital stock of any other corporation, entity or business entered into during the last twelve (12) months;

(g)           any material agreements relating to the incurrence, assumption, surety or guarantee of any indebtedness other than ASC-Level Financings;

(h)           any material agreements (other than agreements granting rights to use readily available commercial Software and having an acquisition price of less than $50,000 in the aggregate for all such agreements and agreements allowing the use of Company trademarks, tradenames and the like in connection with promotional activities) (i) granting or obtaining any right to use any Intellectual Property or (ii) restricting the rights of the applicable Company or any of its Subsidiaries, or permitting other Persons, to use or register any Intellectual Property of the applicable Company;

(i)            any material agreements under which the applicable Company or its Subsidiaries has made advances or loans to any entity or individual (which shall not include advances made to an employee of the applicable Company in the ordinary course of business consistent with past practice);

(j)            any agreement for the supply of materials or services to a Company or its Subsidiaries (i) pursuant to which payments in excess of $50,000 in the aggregate were made by such Company or its Subsidiaries during the prior twelve (12) months, or (ii) that is otherwise necessary for the continued operation of the business which is conducted prior to the Closing Date, except, in either case, for purchases of retail inventory, insurance, or items subject to capital leases;

(k)           any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per year;

(l)            any agreement relating to capital expenditures providing for payments in excess of $50,000 not cancelable without penalty or further payment or without more than 30 days notice;

(m)          any agreement relating to the grant or receipt of any license or royalty fees providing for payments in excess of $50,000 to or from any Person;

(n)           any agreement with ASC or any of its Affiliates that will not be terminated prior to the Closing;

(o)           any sole source or exclusive supplier agreement; or

(p)           except for agreements described in Section 3.18(a), any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made to or from any Company or any of its Subsidiaries in excess of $50,000 per year or requires performance by any Company and its Subsidiaries of any obligation for a period of time extending more than one (1) year from the date of this Agreement.

Each of the contracts to which any Company or any of its Subsidiaries is a party and which is required to be set forth on Section 3.18 of the Seller Disclosure Letter (the “Material Contracts”), a true and complete copy of each of which has been delivered or made available to the Buyer prior to the date hereof is in full force and effect and is the legal, valid and binding obligation of the applicable Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  With respect to each Material Contract, neither the applicable Company nor its Subsidiaries nor, to the Knowledge of the Companies, any other party, is in material breach of violation of, or default under, any such Material Contract, and no event has occurred, is pending or, to the Knowledge of the Companies, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the applicable Company or its Subsidiaries or, to the Knowledge of the Companies, any other party under such Material Contract.  With respect to each Material Contract, no Company or any of its Subsidiaries party thereto, and to the Knowledge of the Companies, no other party thereto, has repudiated any material provision of such contract.

3.19         Environmental Matters.  Except as otherwise set forth on Section 3.19 of the Seller Disclosure Letter:

(a)           There has not been, and is not now present, any Contamination at any Real Property currently owned, leased or operated by any Company or its Subsidiaries, or any of them (including, without limitation, in improvements, soils, groundwater, surface water in, at, on, from or under such properties), and, to the Knowledge of the Companies, none of the Real Property is identified on any current list, schedule, log, inventory or record, however defined, of contaminated property (including, without limitation, the National Priorities List or other list with respect to sites from which there is or has been a Release of a Hazardous Substance, established and/or maintained or any Governmental Agency having jurisdiction over the Real Property and any Hazardous Substances including, without limitation, by the United States Environmental Protection Agency or the State of Maine;

(b)           There was no Contamination at property formerly owned, leased or operated by any Company or its Subsidiaries, or any of them, during or, to the Knowledge of the Companies, prior to the period of ownership or operation by the Companies and their subsidiaries (including, without limitation in improvements, soils, groundwater, surface water in, at on, from or under such properties), and, to the Knowledge of the Companies, none of such property is identified on any current list, schedule, log, inventory or record, however defined, of contaminated property (including without limitation, the National Priorities List or other list with respect to sites from which there is or has been a Release of a Hazardous Substance), established and/or maintained or any Governmental Agency having jurisdiction over the property and any Hazardous Substances including without limitation, by the United States Environmental Protection Agency or the State of Maine;

(c)           None of the Companies or any of their Subsidiaries, or any of them, nor, to the Knowledge of the Companies, any current or former tenant of any Real Property is subject to any orders, decrees, injunctions or other arrangements with any Governmental Agency or is subject to any indemnity or other agreement with any third party relating to liability or other obligation under any Environmental Law or relating to Hazardous Substances that obligates or may obligate any of the Companies or its Subsidiaries, or any of them, to pay money;

(d)           The ownership and/or operation by each Company and its Subsidiaries of its business is currently and, at all times during such Company’s and its Subsidiaries’ ownership or operation, in strict compliance with all Environmental Laws;

(e)           During ownership and/or operation of the Real Property by the Companies and their Subsidiaries and, to the Knowledge of the Companies, at all other times, Hazardous Substances have not been managed, manufactured, produced or generated by, Released, treated or stored in, on, at, under or transported to or from, the Real Property in violation of any Environmental Laws;

(f)            To the Knowledge of the Companies, there has been no Release(s) and there exists no Environmental Condition(s) at, on, under or from any of the Real Property;

(g)           There are no actual, pending, or, to the Knowledge of the Companies, threatened Environmental Claims including, without limitation, investigations by any Governmental Agency, against or concerning any Company or its Subsidiaries or any of their properties, assets or business, or any of them, which, if adversely decided, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the business use currently conducted or otherwise result in an Environmental Liability;

(h)           There exists no material Lien affecting the business, properties or assets of any Company or its Subsidiaries arising under Environmental Laws; and

(i)            The Sellers have made available to the Buyer complete and legible copies of all environmental assessments, reports, audits, communications to/from Governmental Agencies and other documents in their possession or under their control that relate to (i) any and all Real Property that each of the Companies and their Subsidiaries currently own, operate, or lease or (ii) compliance with Environmental Laws by the Companies and their Subsidiaries or any tenant at any and all Real Property.  To the Knowledge of the Companies, all information furnished to the Buyer concerning the Environmental Condition of any property, prior uses of any property, and/or the operations of the Companies and their Subsidiaries related to compliance with Environmental Laws is accurate and complete in all material respects, and there has been no material change in the Environmental Condition of any property of the Companies or their Subsidiaries and no violation of any Environmental Laws by any Company or its Subsidiaries since the most recent Phase I environmental site assessment.

3.20         Intellectual Property.

(a)           Section 3.20(a) of the Seller Disclosure Letter sets forth a true, correct, and complete list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) copyright registrations and applications, (iv) domain names and URLS and (v) Software, in each case which is owned, licensed or used by any Company or any of its Subsidiaries, and all material licenses, permissions, permits and other rights relating to Intellectual Property running to or from the Companies and their subsidiaries.  The applicable Company or its Subsidiaries, as set forth on Section 3.20(a) of the Seller Disclosure Letter, is the sole and exclusive beneficial and record owner of (or otherwise has the rights described therein to) each of the Intellectual Property items set forth on Section 3.20(a) of the Seller Disclosure Letter, and to the Knowledge of the Companies all such Intellectual Property is subsisting, valid and enforceable.  There are no actions that must be taken within 90 days from the date of this Agreement, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting or renewing any rights in such registered or applied for Intellectual Property.

(b)           Except as set forth on Section 3.20(b) of the Seller Disclosure Letter:

(i)            each of the Companies owns, or has valid right to use, free and clear of all Liens, all Intellectual Property used or held for use in, or necessary to conduct, such Company’s business (including (as of the Closing Date) the CORIS and WRMS software systems as and to the extent provided in the CORIS and WRMS License

Agreements); provided, however, that this Section 3.20(b)(i) shall not constitute a noninfringement representation (which noninfringement representation is the subject of Section 3.20(b)(ii) below);

(ii)           the conduct of each Company’s business (including the products and services of such Company) as currently conducted does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in the past three years against such Company or, to the Knowledge of the Companies, any other Person;

(iii)          to the Knowledge of the Companies, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or licensed to any Company, and no such claims have been asserted or threatened against any Person by any Company or, to the Knowledge of the Companies, any other Person, in the past three years;

(iv)          the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Company’s right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of such Company as currently conducted; and

(v)           each Company has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used or held for use by such Company in the conduct of such Company’s business.  No claims have been asserted or, to the Knowledge of the Companies, threatened against any Company alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by any Company in the conduct of any Company’s business.  Each Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

3.21         Related Persons.  Except as set forth on Section 3.21(a) of the Seller Disclosure Letter, as of the date hereof, and as immediately after the Closing, none of the assets, including Intellectual Property, used in the business of any Company and its Subsidiaries is or will be owned, or leased from a third party, by ASC, SKI or any of their respective Affiliates (other than such Company and its Subsidiaries).  Section 3.21(b) of the Seller Disclosure Letter sets forth a true and complete list of all material Contracts to which any Company or any of its Subsidiaries, on the one hand, and ASC, SKI or any of their respective Subsidiaries (other than any Company and their Subsidiaries), on the other hand, are party to.

3.22         Condition of and Title to Assets.

(a)           Section 3.22(a) of the Seller Disclosure Letter contains a listing (as of May 1, 2007) of the tangible assets owned by the Companies or their respective Subsidiaries having a book value in excess of $25,000 (excluding real property, buildings, fixtures and inventories).  Such assets are located on the Real Property, are not in the possession of any party other than a Company or its Subsidiaries, and are owned by one of the Companies or their respective Subsidiaries free and clear of all Liens.  Such assets are in the aggregate in sufficiently good operating condition (except for ordinary wear and tear) to allow the Companies and their Subsidiaries to operate their business as currently conducted, except where the failure to be in such condition or repair would not be reasonably likely to have a Material Adverse Effect on the applicable Resort.

(b)           The accounts receivable of the Companies reflected on the Base Balance Sheet (as well as those arising thereafter and prior to the Closing Date) are (or will be) valid and genuine, arising from bona fide transactions in the ordinary course of the Companies’ (and their respective Subsidiaries’) business.

(c)           The inventory held by the Companies and their Subsidiaries is of customary quality, is merchantable and fit for the purpose for which it was procured, is owned by the Companies and their Subsidiaries, will be (as of the Closing Date) free and clear of all Liens, and is accurately reflected in the Interim Financial Statements.

(d)           Section 3.22(d) of the Seller Disclosure Letter contains a complete and accurate listing of the bank accounts and investment assets of the Companies and their Subsidiaries.

(e)           Section 3.22(e) of the Seller Disclosure Letter contains a complete and accurate listing of each vendor with whom, during the current fiscal year, the Companies and their Subsidiaries expended more than $50,000, excluding retail inventory, capital leases and insurance.

(f)            Except as set forth in Section 3.22(f) of the Seller Disclosure Letter, neither Company nor any of its Subsidiaries has made or is subject to any commitment to grant to any Governmental Agency in the future any easement or other right in respect of any of the Real Property.

(g)           Except as set forth in Section 3.22(g) of the Seller Disclosure Letter, neither ASC nor any of its Affiliates has issued any guarantee with respect to the indebtedness of any Company or its Subsidiaries.

(h)           Section 3.22(h) of the Seller Disclosure Letter contains (i) a complete listing of all outstanding lifetime ski passes and (ii) a summary of the dollar amount of gift cards useable at either Resort.

3.23         Absence of Certain Changes.  Since the Base Balance Sheet Date, each Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice. There has not been, with respect to any Company or any of its Subsidiaries, (i) any action taken since the Base Balance Sheet Date that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 9.4, or (ii) since the Base Balance Sheet Date, any event, occurrence, development or state of circumstances or facts that has had or reasonably could be expected to have a Material Adverse Effect on either Resort.

3.24         Water Rights.  Except as set forth in Section 3.24 of the Seller Disclosure Letter, each Company and its Subsidiaries has all water rights, riparian rights, appropriative rights, water allocations, water stock, water disbursal rights, water discharge rights and water collection rights necessary for the collection, discharge and disbursal of water and for the continued snowmaking, irrigation and operation of its business in accordance with its historical practices.

3.25         No Clubs.  Except as set forth in Section 3.25 of the Seller Disclosure Letter, there are no clubs owned or operated by the Companies or their Subsidiaries in connection with their business, including, without limitation, golf and health and fitness facilities (each, a “Club” and collectively, the “Clubs”).  Neither the Sellers, the Companies or their Subsidiaries, their Affiliates, nor the officers, employees or agents thereof, have made any representations, statements, promises, or agreements (either orally or in writing) to any person or entity, including without limitation, home builders and prospective home buyers, regarding any of the following: (a) the right to membership in a Club or the intent to operate a Club as a private or semi-private country club, (b) the right to play golf at a Club or ski or make any other use of either Resort, except in the ordinary course of business, on the same terms and conditions as offered to the public, (c) the right to participate in the operation, management, or maintenance of either Resort or any of the properties or assets thereof, and (d) the manner in which any Club is to be operated, managed, maintained or improved.

3.26         Books and Records.  The books and records of the Companies and their Subsidiaries (including all customer lists, manuals, drawings, imprints, engineering and design information, service and parts records, warranty records, maintenance and repair records relating to the Companies and their Subsidiaries, their business and any of their properties and assets) are complete and correct in all material respects and fairly reflect the transactions, dispositions, assets and liabilities of each of them.  The Sellers will deliver to the Buyer any such books and records in the possession of the Sellers, the Companies or their Subsidiaries (including any electronic records and data) prior to the Closing Date (subject to reimbursement for Seller’s out of pocket costs).  Each Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Each Company and its Subsidiaries has maintained all books and records required to be maintained by applicable Law with respect to the operation of its business and the maintenance of its properties and assets.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE BUYER

The Buyer represents and warrants to ASC as follows:

4.1           Organization of the Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.

4.2           Power and Authority.  Buyer has the requisite corporate authority and power to execute and deliver this Agreement and the Related Documents and to perform the transactions contemplated hereby.  All corporate and stockholder action on the part of the Buyer necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by the Buyer of the transactions contemplated hereby and thereby has been duly taken.  This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

4.3           No Conflicts.  Except as may be required under the HSR Act, neither the execution or delivery by the Buyer of this Agreement and the Related Documents nor the performance by the Buyer of the transactions contemplated hereby and thereby, shall:

(a)           conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Buyer;

(b)           violate any existing applicable Law by which Buyer or any of its properties is bound, which violation would reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;

(c)           require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or

(d)           conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract other than such of the foregoing matters which would not reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.

4.4           Purchase for Investment.  Buyer is purchasing the Stock for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof.  Buyer is an “accredited investor” as that term is defined in Rule 501 of the Regulation D promulgated under the Securities Act.

4.5           Litigation.  There is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its properties or assets which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the transactions contemplated hereby.

4.6           Brokers.  No broker, finder or similar intermediary has acted for or on behalf of Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or its Affiliates or any action taken by Buyer or its Affiliates.

4.7           Availability of Funds.  Buyer has cash available or existing borrowing facilities or binding funding commitments, true and complete copies of which have been provided to the Sellers, in each case that are sufficient to enable it to consummate the transactions contemplated by this Agreement and the Related Documents.

4.8           No Divestitures.  To the knowledge of Buyer, none of the businesses or operations of Buyer or any of its Subsidiaries or use or ownership of assets or interests in connection with such businesses or operations would reasonably be expected, in connection with and in anticipation of the consummation of the transactions contemplated hereby, to result in Buyer being required to divest itself or hold or operate separately any of its assets or result in any other materially burdensome condition to Buyer or any Company

ARTICLE V

EMPLOYEES AND EMPLOYEE-RELATED MATTERS

5.1           Employment Matters.  Except to the extent otherwise agreed in writing by the parties, the Buyer agrees to cause each Company to offer employment to the employees of such Company and its Subsidiaries as of the Closing Date (the “Employees”) and that, through the day that is 180 days following the Closing Date, the compensation paid and benefits (to the extent described on Section 5.1 of the Seller Disclosure Letter) provided to the Employees, in the aggregate, will be at least comparable to the aggregate compensation and benefits under such Company’s compensation benefit plans immediately prior to the Closing Date.

5.2           Benefit Plans.

(a)           For all purposes of any employee welfare benefit plans in which Employees participate after the Closing Date, the Buyer shall credit Employees for prior service with the Sellers and their Affiliates to the extent permitted under the applicable Plan.  The Buyer shall allow Employees with vacation earned but unused as of the Closing Date to use such vacation in accordance with the Buyer’s policy as in effect on the date hereof with respect to Buyer’s employees generally.  The Buyer shall (i) credit deductible payments and coinsurance payments made in the plan year in which the Closing Date occurs (the “Current Plan Year”) by Employees under the applicable Company’s group health plans on or prior to the Closing Date towards deductibles and other out-of-pocket costs incurred by Employees in the Current Plan Year in connection with any group health plan in which Employees participate after the Closing Date; (ii) waive all pre-existing condition clauses applicable to any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan; and (iii) waive eligibility waiting periods for Employees in connection with any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan.  For purposes of the preceding sentence, “group health plan” shall have the meaning prescribed in Section 5000(b)(1) of the Code.

(b)           Effective as of the Closing Date or as soon thereafter as reasonably practicable, the Buyer shall cause each Company to become a participating employer in the Buyer’s 401(k) Retirement Plan (the “401(k) Plan”) and shall cause each Employee to be given credit for his or her prior service as reflected in the records of the Companies for all purposes under the 401(k) Plan.

(c)           No provision in this Article V shall be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular Company Plan to the extent not prohibited by its terms as in effect immediately prior to the date hereof.

ARTICLE VI

CLOSING

6.1           Closing Date.  Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof, the Closing, unless the parties otherwise agree, shall be held at 10:00 a.m. on the second Business Day after the last to be fulfilled or waived of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) is satisfied or waived, at the offices of Pierce Atwood LLP, Portland, Maine, or at such other place as the parties hereto otherwise agree.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF
THE BUYER TO CONSUMMATE THE TRANSACTION

The obligations of the Buyer to be performed at the Closing shall be subject to the satisfaction or Buyer’s waiver, at or prior to the Closing, of the following conditions:

7.1           Representations and Warranties; Compliance with Covenants.  The representations and warranties of the Sellers contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time), except where the failure to be so true and correct individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on either Resort.  The Sellers shall have performed and complied in all material respects with all covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date.  ASC and SKI shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by officers of ASC and SKI, to the foregoing effect.

7.2           No Material Adverse Effect.  Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on either Resort.

7.3           No Injunction.  No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement, and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

7.4           Approvals.  All Approvals required under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

7.5           Release of Liens.  On or prior to Closing, the Sellers shall have effected the release of (i) all Liens securing the ASC-Level Financings and (ii) all other Liens (other than Permitted Exceptions and any Liens relating to the Capital Leases) securing monetary obligations.

7.6           Assignment.  ASC and SKI, as applicable, shall have delivered to the Buyer stock certificates representing all of the outstanding shares of the Stock and executed stock powers, in form and substance reasonably satisfactory to the Buyer, concerning the Stock (the “Assignment”).

7.7           Related Documents.  The Sellers and the Companies shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing.

7.8           FIRPTA.  The Buyer shall have received a statement from ASC that it is not a “foreign person” within the meaning of Section 1445 of the Code.

7.9           Resignations.  On the Closing Date, the Sellers shall cause to be delivered to the Buyer duly signed resignations, effective immediately after the Closing, of all directors of the Companies and their respective Subsidiaries and all officers of the Companies which are not on any Company’s payroll.

7.10         Settlement of Accounts.  On or prior to the Closing Date, all of the accounts payable and other obligations owing from any Company to ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, the Companies shall have no obligation or liability in respect thereof.

7.11         Specimen Title Policies.  Provided that Buyer has taken all customary and necessary actions for the issuance of the title policies, including without limitation satisfying the requirements of the Title Company within the control and reasonably required to be satisfied on the part of Buyer, Title Company shall have committed and be prepared to deliver contemporaneously with the Closing, at the Buyer’s sole expense, an Owner’s Policy of Title Insurance materially in accordance with the Specimen Title Policies and with no exceptions to title other than as set forth in the Specimen Title Policies or the Permitted Exceptions.  Sellers hereby covenant to satisfy all requirements of the Title Company within the control of and reasonably required to be satisfied on the part of Sellers, including without limitation all actions required to be performed by Sellers pursuant to this Agreement.

7.12         Approval of Documentation.  The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

7.13         Opinion and Certificates.

(a)           Buyer shall have received an opinion of counsel to ASC, SKI and the Companies as to (i) the due organization and good standing of each such entity under the laws of its jurisdiction of incorporation, (ii) the due authorization by all necessary corporate action on the part of each such entity of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) no knowledge of any litigation or investigation against the Sellers (relating to or affecting any Company, its Subsidiaries, the Resorts or the transaction contemplated by this Agreement) or any Company or its Subsidiaries and (iv) no default under or violation of any articles of incorporation or bylaws of any of the Sellers or the Companies and their Subsidiaries.

(b)           Buyer shall have received tax clearance certificates with respect to each of the Companies and their respective Subsidiaries from the Maine Department of Revenue Services.

(c)           Buyer shall have received copies of the approvals of Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement and which are listed on Section 7.13(c) of the Seller Disclosure Letter.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF
THE SELLERS TO CONSUMMATE THE TRANSACTION

The obligations of the Sellers to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

8.1           Representations and Warranties; Compliance with Covenants.  The representations and warranties of the Buyer contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time), except where the failure to be so true and correct, individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on the Buyer.  The Buyer shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by it on or prior to the Closing Date.  The Buyer shall have delivered to ASC, a certificate, dated the date of the Closing and signed by an officer of the Buyer, to the foregoing effect.

8.2           No Injunction.  No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

8.3           Approvals.  All Approvals required under the HSR Act for the consummation of the transaction contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.  The shareholders of ASC shall have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  Twenty (20) days shall have passed since the date that ASC mailed an information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 providing notification of shareholder approval of the transaction contemplated by this Agreement (an “Information Statement”) to its shareholders.  ASC covenants that it will promptly submit a draft Information Statement to the Securities and Exchange Commission and (a) shall promptly send such Information Statement to its shareholders after the Securities and Exchange Commission declines review of such Information Statement or (b) if the Securities and Exchange Commission does review and comment on such Information Statement, shall diligently pursue finalization of such Information Statement and mail such Information Statement promptly thereafter.

8.4           Settlement of Accounts.  On or prior to the Closing Date, all of the accounts receivable and other obligations owing to any Company from ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, ASC and any such Affiliate shall have no obligation in respect thereof.

8.5           Related Documents.  The Buyer shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing.

8.6           Letters of Credit.  The Buyer shall have provided substitute letters of credit for each of those letters of credit furnished by (or for the benefit of) SMC and SRSC and listed on Section 8.6 of the Seller Disclosure Letter (the “Seller LCs”), and each of the Seller LCs shall have been unconditionally released by the beneficiary thereof.

ARTICLE IX

COVENANTS

9.1           Regulatory Filings, Etc.  As soon as practicable after the date hereof (and in any event no later than five (5) Business Days after the date hereof), the parties hereto shall make all filings with the appropriate Governmental Agencies of the information and documents required or contemplated by the HSR Act and the FCC and make application for all required Approvals thereunder or therewith with respect to the transactions contemplated by this Agreement.  The parties hereto shall keep each other apprised of the status of any communications with, and inquiries or requests for information from, such Governmental Agencies, in each case, relating to the transactions contemplated hereby.  The parties hereto shall each use their respective commercially reasonable best efforts to comply as expeditiously as possible in good faith with all lawful requests of the Governmental Agencies for additional information and documents pursuant to such Laws.

9.2           Injunctions.  If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the parties hereto shall use their respective commercially reasonable efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith.  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 9.2 shall limit the respective rights of the parties to terminate this Agreement in accordance with the terms of Section 12.1 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Articles VII and VIII hereof.

9.3           Access to Information.  Between the date of this Agreement and the Closing Date, the Sellers shall, and shall cause their Affiliates (to the extent reasonably required) to, upon reasonable request by the Buyer, provide the Buyer, the Buyer’s lenders and their respective employees, counsel, accountants and other representatives and advisors (collectively, the “Representatives”) full access, during normal business hours on reasonable notice (and at such other times as Buyer reasonably requests) and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books and records and other information exclusively of or relating exclusively to the Stock or the Companies and their properties and assets, or relating to the status of any filings with Governmental Authorities made in connection with the transactions contemplated by this Agreement (the “Company Subject Matter”); provided, however, that the Sellers shall use their respective commercially reasonable efforts to provide to the Buyer and its lenders any such information that does not relate exclusively to the Company Subject Matter to the extent such information can be segregated without undue effort from information relating to the Sellers or their Affiliates and that is not otherwise confidential or of a competitive nature; provided, further, that such access may be limited to the location at which the relevant information is normally maintained, shall not unreasonably interfere with the operations of the Companies or their Affiliates, and shall be limited to the extent reasonably determined to be required by the applicable law.  In furtherance of the foregoing but subject to the limitations of this Section 9.3, the Sellers shall, and shall cause each Company’s Subsidiaries to, permit the Buyer, the Buyer’s lenders and their respective Representatives to have reasonable access to the Real Property to perform, at the Buyer’s expense, any environmental testing that the Buyer reasonably deems appropriate, including, without limitation, a Phase I environmental site assessment of any such property pursuant to ASTM Standard E 1527-05.  Prior to the Closing Date, neither the Buyer nor any of its Representatives shall contact or make inquiries to any governmental agencies (other than as contemplated by Articles VII and VIII hereof) in connection with the transactions contemplated by this Agreement without the prior written consent of Sellers.  Sellers shall promptly notify Buyer of any event or circumstance that could reasonably be expected to cause Sellers to breach any representation, warranty or covenant contained in this Agreement and promptly commence and diligently pursue reasonable actions to prevent or cure the same.

9.4           No Extraordinary Actions by the Sellers.  In each case except as disclosed on Section 9.4 of the Seller Disclosure Letter, or consented to or approved in writing by the Buyer (which consent or approval shall not be unreasonably withheld, conditioned, or delayed), or contemplated by this Agreement or the Related Documents from the date hereof until the Closing, the Sellers shall:

(a)           cause the Companies and their respective Subsidiaries to conduct their respective businesses in the ordinary course and in accordance, in all material respects, with their respective past policies and procedures;

(b)           not amend or otherwise change the Certificate of Incorporation or bylaws or other organizational documents of any Company or any of its Subsidiaries;

(c)           not permit any Company or any of its Subsidiaries to admit, or undertake to admit, any new stockholders, nor issue or sell any stock or other securities of any Company or any of its Subsidiaries or any options, warrants or rights to acquire any such stock or other securities or repurchase or redeem any stock or other securities of any Company;

(d)           not split, combine or reclassify any shares of any Company’s or any Subsidiary’s capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of such capital stock;

(e)           cause the Companies and each of their respective Subsidiaries not to take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants or as required by the Securities and Exchange Commission (the “SEC”) or any securities exchange;

(f)            cause the Companies and their respective Subsidiaries not to make or revoke any material Tax election or settle or compromise any material Tax liability, or amend any material Tax Return;

(g)           comply with and not take any action or fail to take any action which would constitute a material breach or default under any of (i) the Certificate of Incorporation or bylaws or other organizational documents of any Company or any of its Subsidiaries, (ii) any Real Property Lease, (iii) any other material Lease, or (iv) any other Material Contract and/or any material judgment, order or other writing with the force of Law;

(h)           not dispose of, pledge, hypothecate, encumber, transfer or assign any of the Stock or the equity securities of any Subsidiary of any Company, nor any material assets of any Company or any of its Subsidiaries;

(i)            cause the Companies and their respective Subsidiaries not to acquire, lease or license any assets or property, other than purchases of assets in the ordinary course of business, or merge or consolidate with any entity;

(j)            not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;

(k)           maintain in full force and effect the casualty insurance policies currently in effect with respect to the Real Property and all other Insurance Policies, and shall deliver to the Buyer, upon request, reasonable evidence of same in the form of certificates of such insurance;

(l)            not terminate, amend or modify any Real Property Lease, material Lease, or any other Material Contract, nor enter into any new or additional Material Contracts of any type, nature or description, except in the ordinary course of business and in accordance with past practice;

(m)          not undertake any material capital improvement projects nor make any material additions, improvements or renovations to existing facilities and/or equipment;

(n)           not institute or settle, except for settlements which do not exceed $100,000 in the aggregate or are claims which are fully covered by insurance, except for applicable self-insured retentions under existing insurance policies, any Litigation;

(o)           not create, incur or assume any short-term Indebtedness (including obligations in respect of capital leases) on behalf of any Company or any Subsidiary, other than in the ordinary course of business, or create, incur or assume any long-term Indebtedness, and not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

(p)           not enter into, adopt or amend in any respect any Company Plan or (except for annual adjustments in the ordinary course of business consistent with past practice) increase in any material respect the compensation or benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay or promise to pay any bonus or benefit to its directors, officers or employees (except as required by the Company Plans in accordance with their terms immediately prior to the execution of this Agreement) or hire any new officers, or, except in the ordinary course of business, any new employees, nor terminate the employment of or reassign any employees other than non-officer employees in the ordinary course of business consistent with past practice;

(q)           not increase the compensation or benefits payable under any existing employment, severance or termination policies or agreements, or enter into any employment, deferred compensation, severance or other similar agreement (or amend any such existing agreement) with any director, officer or employee of any Company or any Subsidiary (except as required by applicable Law), except for anniversary date adjustments for at-will employees;

(r)            not enter into any collective bargaining agreement or similar labor agreement, or renew, extend or renegotiate any existing collective bargaining agreement or similar labor agreement; and

(s)           not take any action that would make any representation or warranty of Sellers hereunder untrue in any material respect;

(t)            take all commercially reasonable actions to cause the Companies and their Subsidiaries to preserve their organizational structures and their goodwill;

(u)           exercise commercially reasonable efforts to cause the Companies and their Subsidiaries to maintain their properties and assets in good working order (ordinary wear and tear excepted);

(v)           exercise commercially reasonable efforts to cause the Companies and their Subsidiaries to comply in all material respects with all applicable Laws;

(w)          exercise commercially reasonable efforts to cause the Companies and their Subsidiaries to maintain their books and records in a consistent manner; and

(x)            not agree to do anything prohibited by this Section 9.4.

9.5           Commercially Reasonable Efforts; Further Assurances.

(a)           Upon the terms and subject to the conditions hereof (including without limitation, Sections 9.2 and 13.3), the Sellers and the Buyer each agree, and agree to cause each of their respective Affiliates, to use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Articles VII and VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

(b)           Except as otherwise expressly provided for in this Agreement, the parties hereto shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the parties’ Closing obligations.

(c)           Except as otherwise expressly provided for in this Agreement, the parties hereto shall promptly take all actions necessary to make each filing, including any supplemental filing, which either of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

(d)           On or prior to the Closing, the parties hereto shall execute and deliver to each other the Related Documents.

(e)           The Sellers shall, to the extent permitted by applicable Law, use their commercially reasonable efforts to assist and cooperate with the Buyer in making such arrangements as would permit the continued sales of alcoholic beverages by the Companies at the Resorts following the Closing and pending the issuance of a new liquor license to the Companies reflecting the transactions contemplated by this Agreement, including assisting with transfer applications; and (ii) in causing the transfer of other operational permits used in the conduct of the Companies’ and their respective Subsidiaries’ businesses, including explosive permits, food service licenses and permits, FCC permits, Public Utilities Commission permits and day care licenses.

(f)            [Intentionally omitted.]

(g)           The Buyer agrees to cause the Companies to honor ASC’s obligations under ASC’s gift cards, Peaks Rewards Coupons/First Edge Visa Rewards Coupons (until their stated expiration date), Edge Frequent Skier Points and single-day complimentary lift ticket vouchers, as well as obligations arising in the 2006-07 ski season under ASC’s snow guaranty and season pass refund programs to customers who purchased their passes through one of the Resorts.  ASC will regularly and promptly reimburse the Buyer for ASC issued gift cards and Peaks Rewards Coupons to the extent redeemed at the Resorts after the Closing.  Each of ASC and the Companies will provide access to their respective systems to the other parties to enable them to track the usage of such cards, tickets and passes.  The manner of reimbursement and access described above shall be agreed upon in good faith by ASC and the Buyer.

(h)           Subject to compliance by the Sellers with any proprietary rights, confidentiality or similar regulations or agreements, the Sellers shall transfer, or shall cause to be transferred, to each Company, at or prior to the Closing, all data and all right, title and interest to such data that relates exclusively to such Company and is maintained in electronic format by ASC or any of its Affiliates, including, without limitation, marketing data and customer lists (including skiers and lodging guests) for the past three years, and shall not retain any of such data for the use of ASC or for any other reason; provided, however, that the Sellers shall use their respective commercially reasonable efforts to transfer to each Company any such data that does not relate exclusively to such Company to the extent such data can be segregated from information relating to the Sellers or their Affiliates (other than such Company) and that is not otherwise subject to a proprietary rights, confidentiality or similar agreement.

(i)            To the extent that, following the Closing, none of the Companies shall be able to continue to use any of the licenses set forth on Section 9.5(i) of the Seller Disclosure Letter, the Sellers agree to use their commercially reasonable efforts (excluding the payment of money or the delivery of any item of value) to assist such Company in replacing such licenses and/or to provide such Company with the benefits of such licenses (including allowing such Company to act as sub-licensee to the extent the underlying license permits).

(j)            The Buyer agrees to cause the Companies to honor ASC’s obligations under the partnership marketing arrangements set forth on Section 9.5(j) of the Seller Disclosure Letter.  The parties agree to act in good faith to address any such marketing arrangements which continue beyond the 2006/2007 ski season.

(k)           The Sellers shall use their commercially reasonable efforts to obtain estoppel certificates, in form and substance reasonably satisfactory to the Buyer, from all third parties to the contracts listed on Section 9.5(k) of the Seller Disclosure Letter.

(l)            The Buyer agrees to cause the Companies to honor ASC’s obligations with respect to the ski passes described in Section 3.7(a) of the Seller Disclosure Letter, and to cause any subsequent owner or operator of either Resort to assume such obligations in writing.

9.6           Use of Names; Name Change.

(a)           As soon as reasonably practicable after the Closing (and in no event later than sixty (60) days after the Closing), the Buyer shall cease (and cause the Companies to cease) to use any written materials, including, without limitation, labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Section 9.6(a) of the

Seller Disclosure Letter (collectively, the “Seller Trade Names”); provided, however, that the Companies may use inventory, checks, application forms, product literature and sales literature (but not letterhead, business cards or the like), trail maps, signs or the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the opening of the 2007/2008 ski season.  Except as specifically provided herein, Buyer agrees that it shall not hereafter permit the Companies to adopt or use any trade name, trademark or service mark incorporating any of the Seller Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, the Sellers or any of their Affiliates, including the name or mark “American Skiing” or any name or mark similar thereto.

(b)           As soon as commercially reasonably practicable after the Closing (and in no event later than sixty 60 days after the Closing), ASC shall, and shall cause its Affiliates to, cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Section 9.6(b) of the Seller Disclosure Letter (collectively, the “Buyer Trade Names”); provided, however, that ASC and its Affiliates may use inventory, checks, application forms, product literature, sales literature (but not letterhead, business cards or the like), trail maps, signs and the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the opening of the 2007/2008 ski season; and, provided, further, that ASC and its Affiliates shall be entitled to utilize “Perfect Turn” in connection with the operation of the Canyons Resort through the 2009-10 ski season.  .  Except as specifically provided herein, the Sellers agree that they and their Affiliates shall not hereafter adopt or use any trade name, trademark or service mark incorporating any of the Buyer Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, Buyer or any of its Affiliates.

(c)           ASC shall, and shall cause its Affiliates to, cease and desist the use of the internet domain names “Sugarloaf.com” and “Sundayriver.com” and any other domain names containing the words “Sugarloaf” or “Sunday River” at the Closing Date and all times thereafter.

9.7           Confidentiality; Publicity.  Each party shall hold, and shall use its commercially reasonable efforts to cause its employees and agents to hold, in strict confidence all information concerning the other parties or their Affiliates furnished to it by such other Persons, all in accordance with the Confidentiality Agreement, as if originally a party thereto who was required to keep information confidential except that the Sellers shall maintain such information with respect to each Company as confidential only to the extent such information is specific to such Company and does not relate to the operations of ASC or any of their Affiliates following the Closing Date.  Any release to the public of information with respect to the matters contemplated by this Agreement (including any termination of this Agreement) shall be made only in the form and manner approved jointly by ASC and Buyer, provided that if a party is required by law to make any disclosure concerning such matters, such party shall discuss in good faith with the other party the form and content of such disclosure prior to its release (but such release shall not require the prior approval of the other parties).

9.8           Transition.  Without limiting the agreements set forth in Sections 9.9 and Article XI, for a period of six (6) months following the Closing Date, ASC shall, and the Buyer shall and shall cause the Companies to, cooperate in good faith to effect an orderly transition in the operation of the Resorts, provided, that no party shall be required to expend any funds or enter into any contractual commitments in performing its obligations under this Section 9.8.  In connection with the foregoing, at the Closing the Buyer shall cause the Companies to, and ASC shall, execute and deliver a Transition Services Agreement substantially in the form attached hereto as Exhibit C.

9.9           Access to Records After the Closing.  The Sellers and the Buyer recognize that subsequent to the Closing they may have information and documents which relate to the Companies, the Resorts, their employees, their properties and Taxes that relate to the period prior to Closing and to which the other party may need access subsequent to the Closing.  Each such party shall provide the other party and their Representatives commercially reasonable access, during normal business hours on reasonable notice (and at such other times as such other party reasonably requests) and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which such other party reasonably requests.  The Buyer and the Sellers agree that prior to the destruction or disposition of any such books or records pertaining to the Companies at any time within three (3) years after the Closing Date (or, in any matter involving Taxes, within seven (7) years after the Closing Date), each such party shall provide not less than thirty (30) calendar days prior written notice to the other such party of any such proposed destruction or disposal.  If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal.  Such notice must specify the documents which the requesting party wishes to obtain.  The parties shall then promptly arrange for the delivery of such documents.  All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.  Notwithstanding any provision of this Agreement or the Related Documents to the contrary, in no event shall the Sellers or their Affiliates be required to provide the Buyer with access to or copies of the Sellers’, or their Affiliates’ Tax Returns to the extent such Tax Returns do not relate to the Companies and in no case shall the Buyer have any right to review any Tax Returns other than pro forma Tax Returns of the Companies.

9.10         No Employee Solicitation.  For a period of 12 months following the Closing, without the prior written agreement of the other parties, (a) the Buyer and its Affiliates shall not, directly or indirectly, solicit for employment or employ or cause to leave the employ of ASC or its Affiliates any individual that is serving at such time as an officer of ASC or its Affiliates; and (b) ASC and its Affiliates shall not, directly or indirectly, solicit for employment any individual that is employed at such time by any Company or any of its Subsidiaries provided that the use of a general solicitation (such as advertisement) not specifically directed to applicable employees will not be deemed to be a violation of the no solicitation provision of this Section 9.10.

9.11         Interim Operations of the Buyer.  Prior to the Closing, unless the Sellers have otherwise consented in writing thereto, the Buyer shall not:

(a)           take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;

(b)           directly or indirectly authorize any of, or commit or agree, in writing or otherwise, to take any action or actions which would make any representations of the Buyer set forth in this Agreement untrue or incorrect in any material respect; and

(c)           enter into any binding agreement to do any of the foregoing.

9.12         No Solicitation.  From the date hereof until the earlier of the Closing or the termination of this Agreement, Sellers shall not and shall cause each of their Representatives not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, its Subsidiaries or any division of any Company, (b) furnish, or make available, any non-public information concerning the business, properties or assets of any Company, its Subsidiaries or any division of any Company to any Person (other than the Buyer) or (c) engage in discussions or negotiations with any Person (other than the Buyer) concerning any such transaction.  Sellers shall immediately notify any Person with which discussions or negotiations of the nature described above were pending that the Sellers are terminating such discussions or negotiations.  If the Sellers receive any inquiry, proposal or offer of the nature described above, the Sellers shall, within two Business Days after such receipt, notify the Buyer of such inquiry, proposal or offer, including the general terms of such inquiry, proposal or offer.

9.13         Intercompany Guarantees.  Prior to the Closing Date, ASC shall use its commercially reasonable efforts to cause the Companies and any of their respective Subsidiaries to be removed or released, effective as of the Closing, or, if not possible, as soon thereafter as reasonably practicable, in respect of all obligations of ASC or any of its Affiliates under each of the guarantees and letters of comfort obtained by the Companies or any of their respective Subsidiaries for the benefit of ASC and its Affiliates (other than the Companies and their respective Subsidiaries) prior to the Closing, and for all obligations of the Companies and their respective Subsidiaries in respect thereof to be terminated, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to the Buyer.  ASC agrees to indemnify and hold harmless the Buyer and its Affiliates (including the Companies and their respective Subsidiaries) from and against and in respect of Indemnifiable Losses incurred by the Buyer and its Affiliates (including the Companies and their respective Subsidiaries) under or pursuant to any such guarantee or letters of comfort.  Prior to the Closing Date, the Companies shall use their commercially reasonable efforts and following the Closing, the Buyer shall use its commercially reasonable efforts, to cause ASC and any of its Affiliates to be removed or released, effective as of the Closing, or, if not possible, as soon thereafter as reasonably practicable, in respect of all obligations of the Companies or any of their respective Subsidiaries under each of the guarantees and letters of comfort obtained by ASC or any of its

Affiliates for the benefit of the Companies and their respective Subsidiaries prior to the Closing, and for all obligations of ASC and its Affiliates in respect thereof to be terminated, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to ASC.  The Buyer agrees to indemnify and hold harmless ASC and its Affiliates from and against and in respect of Indemnifiable Losses incurred by ASC and its Affiliates under or pursuant to any such guarantee or letters of comfort.

9.14         Third Party Contracts and Cross Default Provisions.

(a)           The parties agree that, to the extent that ASC or any of its Affiliates provides any Company and any of their respective Subsidiaries the ability to receive services or use assets that any Company or any of its Subsidiaries prior to the Closing receives or uses pursuant to a contract of ASC or any of its Affiliates with a third party, the parties will cooperate with each other to cause such Companies and any of their respective Subsidiaries, as applicable, to directly enter into a new contract with such third party with respect to such services or assets to the extent the Buyer desires that such Companies and their respective Subsidiaries continue to receive such services from, or use such assets of, such third party after the Closing, which cooperation shall be deemed to include, without limitation, ASC requiring a third party, to the extent it has the power to do so under any such contract, to split such contract into two separate contracts, one with ASC or its Affiliate and the other with such Company.  The parties agree that, to the extent that any of the Companies or any of their respective Subsidiaries provides ASC and any of its Affiliates (other than the Companies and their respective Subsidiaries) prior to the Closing the ability to receive services or use assets that ASC or any of its Affiliates (other than the Companies and their respective Subsidiaries) receives or uses pursuant to a contract of any of the Companies or any of their respective Subsidiaries with a third party, the parties will cooperate with each other to cause ASC and any of its Affiliates (other than the Companies and their respective Subsidiaries), as applicable, to directly enter into a new contract with such third party with respect to such services or assets to the extent ASC desires that ASC and the Affiliates (other than the Companies and their respective Subsidiaries) continue to receive such services from, or use such assets of, such third party after the Closing, which cooperation shall be deemed to include, without limitation, a Company requiring a third party, to the extent it has the power to do so under any such contract, to split such contract into two separate contracts, one with ASC or its Affiliate and the other with such Company.

(b)           Prior to and after the Closing Date, ASC shall use its commercially reasonable efforts to cause the third party(ies) to each contract with any of the Companies or any of their respective Subsidiaries which have cross-default or cross-termination provisions referring to one or more contracts between such third party and/or one or more of its Affiliate(s), and ASC and/or one or more of its Affiliates (excluding the Companies and their respective Subsidiaries), to agree to the removal from such contract of the cross-default or cross-termination provisions which relate to such contracts with ASC and/or one or more of its Affiliate(s).  Prior to the Closing Date, ASC, and following the Closing Date, the Buyer, shall use their commercially reasonable efforts to cause the third party(ies) to each contract with ASC and/or one or more of its Affiliates (excluding the Companies or any of their respective Subsidiaries)

which have cross-default or cross-termination provisions referring to one or more contracts between such third party and/or one or more of its Affiliate(s), and any of the Companies or any of their respective Subsidiaries, to agree to the removal from such contract of the cross-default or cross-termination provisions which relate to such contracts with any of the Companies or any of their respective Subsidiaries.

9.15         Patriot Act.  The Sellers and their respective officers and principals shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

9.16         Change in Control Bonuses.  On or prior to the Closing, ASC agrees to pay to the applicable individuals directly, and to indemnify the Purchasers and to assume all obligations of SSRC and SMC with respect to, or relating to, the Change in Control Bonuses payable under the agreements listed in Section 3.15(i)(2) of the Seller Disclosure Letter, provided, however, that SSRC, SMC and the Purchasers shall remain responsible for (and ASC shall not be responsible for) any Severance Payment (as defined in such agreements) which may be due or become due to the applicable individuals under such agreements.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1         Survival.  The representations and warranties contained in Articles III and IV hereof and the covenants and agreements of the parties contained herein to be performed on or prior to the Closing shall terminate upon consummation of the Closing; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.4, 3.9, 3.12, 3.14, 3.15, 3.16, 3.17, 3.19(a)-(c), 3.19(e)-(h), 3.24 and 4.2 and 4.6) shall survive the Closing for a period of one (1) year.  The covenants of the Sellers and the Buyer contained in this Agreement which by their terms require action following the Closing shall survive the Closing.

Notices for claims in respect of an inaccuracy in any of the representations or a breach of any of the warranties which survive the Closing must be received prior to the expiration of the applicable statute of limitations for such representation or warranty for any Indemnifiable Losses arising therefrom to be recoverable hereunder.

10.2         Indemnification by Sellers, Jointly and Severally.  Sellers, jointly and severally, shall indemnify and hereby hold harmless Buyer and its nominees, affiliates, officers, directors, employees and agents (the “Buyer Indemnitees”) against any loss or liability, in full as such loss or liability is incurred, suffered as a result of:  (a) any breach of any representation or warranty made by Sellers in this Agreement or in any other document, instrument or agreement entered into in connection herewith (subject to Section 10.1 hereof); (b) any breach of any covenant made by Sellers in this Agreement or in any other document, instrument or agreement entered into in connection herewith; (c) any loss or liability incurred by Buyer, any of the Companies or any of their respective Subsidiaries arising out of development obligations (other than obligations related to maintenance or operations) with respect to the Summit Hotel at the SRSC Resort; (d) any loss or liability incurred by Buyer, any of the Companies or any of their respective Subsidiaries arising out of the matter described in paragraph 3 of Section 3.12 of the Seller Disclosure Letter (to the extent in excess of (i) any insurance reimbursement received by a Buyer Indemnitee in connection with such matter and (ii) the portion of any such settlement or award that benefits SRSC by virtue of its ownership interest in the Hotel involved in such matter); and (e) any breach of the Confidentiality Agreement made herein in favor of Buyer; provided that such indemnification obligation shall only arise with respect to losses and liability suffered or incurred as a result of any breach of any representation or warranty (subject to Section 10.1 hereof) to the extent such losses or liability (which, individually, must be at least $25,000.00) in the aggregate exceed $1,000,000.00; provided, however, that the liability of Sellers hereunder, excluding any liability arising pursuant to clause (c) or clause (d) of this Section 10.2, shall not in the aggregate exceed $2,000,000; and, provided, further, that with respect to clause (c) of this Section 10.2, such indemnification obligation shall only arise with respect to losses and liability to the extent exceeding $250,000, but in no event shall the liability of the Sellers with respect thereto exceed $1,000,000 in the aggregate and that, with respect to clause (d) of this Section 10.2, such indemnification obligation shall apply to all such losses and liability.

10.3         Indemnification by the Buyer.  Buyer shall indemnify and hereby hold harmless ASC and each of its Subsidiaries and their nominees, affiliates, officers, directors, employees and agents (“Seller Indemnitees”) against any loss or liability, in full as such loss or liability is incurred, suffered as a result of:  (a) any breach of any representation or warranty made by Buyer in this Agreement or in any other document, instrument or agreement entered into in connection herewith (subject to Section 10.1 hereof); (b) any breach of any covenant made by Buyer in this Agreement or in any other document, instrument or agreement entered into in connection herewith; and (c) any breach of the Confidentiality Agreement made herein in favor of ASC; provided that such indemnification obligation shall only arise with respect to losses and liability suffered or incurred as a result of any breach of any representation or warranty (subject to Section 10.1 hereof) to the extent such losses or liability (which, individually, must be at least $25,000.00) in the aggregate exceed $1,000,000.00.

10.4         Limitations on Indemnification.

(a)           To the extent that a party hereto shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts), except to the extent such amounts are required to be paid to a third party other than an Indemnified Party or a Person affiliated therewith.

(b)           The amount of any loss, liability, cost or expense for which indemnification is provided under this Article X shall be net of any amounts actually recovered by a Buyer Indemnitee or a Seller Indemnitee, as the case may be, under an insurance policy with respect to such loss, liability, cost or expenses.

(c)           Except as provided in Article XI and except for fraud, from and after the Closing, the indemnification obligations set forth in this Article X are the exclusive remedy of the Indemnitees (a) for any inaccuracy in any of the representations or any breach of any of the warranties or covenants contained herein or (b) otherwise with respect to this Agreement, the Company and the transactions contemplated by this Agreement and matters arising out of, relating to or resulting from the subject matter of this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant party’s sole, joint or concurrent negligence, strict liability or other fault.

10.5         Right to Indemnification not Affected by Knowledge.  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  Without limiting the scope and effect of the immediately preceding and following sentences, Buyer will use its best efforts to give ASC notice when Buyer has actual knowledge that a representation or warranty of ASC is materially inaccurate.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or Buyer’s notice to ASC with respect to the inaccuracy or lack of accuracy of any representation or warranty of ASC will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

10.6         Indemnity Escrow.  On the Closing Date, Buyer shall, on behalf of Sellers, pay from the Initial Purchase Price to Title Company, as agent to Buyer and Sellers (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent (the “Indemnity Escrow Account”), an amount equal to $2,000,000 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, substantially in the form attached hereto as Exhibit D, which will be executed at the Closing, by and among Buyer, Sellers and the Escrow Agent (the “Escrow Agreement”).  Any payment any Seller is obligated to make to any Buyer Indemnitees pursuant to this Article X shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Buyer Indemnitees from the Indemnity Escrow Account by the Escrow Agent within five Business Days after the date notice of any sums due and owing is given to the Sellers (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Buyer Indemnitee and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Sellers shall be required to pay all of such additional sums due and owing to the Buyer Indemnitees by wire transfer of immediately available funds within five Business Days after the date of such notice.  On the first anniversary of the Closing Date, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay Buyer for any indemnification claim) to Sellers, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article X asserted prior to the first anniversary of the Closing Date but not yet resolved (“Unresolved Claims”).  The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer) upon their resolution in accordance with this Article X and the Escrow Agreement.

ARTICLE XI

TAX MATTERS

11.1         Tax Indemnification.

(a)           Subject to Section 13.3, from and after the Closing Date, ASC (for purposes of this Article XI only, the “Tax Indemnifying Party”), shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Buyer and the Companies and reimburse the Buyer and the Companies for the following Taxes, to the extent that such Taxes have not been paid as of the Closing Date:  (i) all Taxes imposed on the Companies or the Buyer as a result of the operations of the Companies with respect to any taxable year or period ending on or before the Closing Date; (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, all Taxes imposed on the Companies or the Buyer as a result of the operations of the Companies, which Taxes are allocable to the portion of such taxable year or period ending on the Closing Date (an “Interim Period”) (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as “Pre-Closing Periods”); (iii) Taxes of any member of any affiliated group of corporations (as defined in Section 1504 of the Code) with which the Companies or any of their respective Subsidiaries files or has filed a Tax Return on a consolidated, combined, affiliated, unitary or similar basis for a taxable year or period beginning before the Closing Date; (iv) Taxes or other costs of the Buyer Indemnitees payable as a result of any inaccuracy in or breach of any representation or warranty made in Section 3.17 of this Agreement or any breach of any covenant contained in this Article XI, without duplication; and (v) any Taxes or other payments required to be made after the Closing Date by the Companies or any of their respective Subsidiaries to any Person under any Tax sharing, indemnity or allocation agreement or other arrangement in effect prior to the Closing (whether or not written) with respect to a Pre-Closing Period.

(b)           For purposes of this Section 11.1, in order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Companies.

In any case where applicable law does not permit the Companies to treat the Closing Date as the last day of the taxable year or period, then, in each such case, the portion of any Taxes that are allocable to the portion of the Interim Period ending on the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and (ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

(c)           Subject to Section 11.5 and the limitations contained in Section 11.3(b), payment of any amount by the Tax Indemnifying Party under this Section 11.1 shall be made within ten (10) days following written notice by the Buyer or a Company to ASC that a Company is required to pay such amounts to the appropriate Tax authority; provided, however, that the Tax Indemnifying Party shall not be required to make any payment to Buyer or a Company hereunder earlier than five (5) Business Days before it is due to the appropriate Tax authority.

(d)           All matters relating in any manner to Tax indemnification obligations and payments shall be governed exclusively by this Article XI except for provisions regarding notice of claims, which shall be governed by Section 10.5.

11.2         Tax Refunds.  The Buyer shall pay to ASC all refunds or credits of Taxes received by Buyer or any Company or any of their respective Subsidiaries after the Closing Date and attributable to Taxes paid by any Company or their Subsidiaries (or any predecessor of any Company or their Subsidiaries) with respect to a Pre-Closing Period, net of any Taxes imposed on such refund amount, and adjusted to reflect any Tax benefit received by the Buyer or any Company in connection with the accrual or payment of amounts pursuant to this Section 11.2.

11.3         Preparation and Filing of Tax Returns and Payment of Taxes.

(a)           ASC shall be responsible for the preparation and filing of (i) all income Tax Returns with respect to the Companies and their respective Subsidiaries for any Tax period ending on or prior to the Closing Date and (ii) all non-income Tax Returns with respect to the Companies and their respective Subsidiaries for any Tax period ending on or prior to the Closing Date, but only to the extent such Tax Returns are required to be filed on or prior to the Closing Date.  All such Tax Returns shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Companies and their respective Subsidiaries (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Companies and their respective Subsidiaries), except as required by a change in the applicable Law or regulations.

(b)           The Buyer shall prepare and timely file or cause the Companies or their respective Subsidiaries to prepare and timely file all Tax Returns required to be filed after the Closing Date other than Tax Returns described as the responsibility of ASC in Section 11.3(a).  All such Tax Returns with respect to Pre-Closing Periods shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Companies or their respective Subsidiaries (including prior Tax elections and accounting methods or conventions made or utilized by the Companies or their respective Subsidiaries), except as required by a change in the applicable Law or regulations.  The Buyer shall deliver all such Tax Returns with respect to Pre-Closing Periods to ASC for ASC’s review at least forty-five (45) days prior to the due date (including extensions) of any such Tax Return.  If ASC disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to ASC and the Buyer.  The fees and expenses of such accounting firm shall be borne equally by ASC and the Buyer.

(c)           ASC shall deliver to Buyer for its review any sales use, real property, transfer or other non-income Tax Returns of the Companies that are to be filed on or prior to the Closing Date at least 45 days prior to the due date (including extensions) of any such Tax Return or within 15 days after the date hereof , whichever is later, provided that any such Tax Return that is due within 15 days after the date hereof shall be delivered to Buyer as soon as reasonably practicable, but in any event prior to the due date (including extensions) of such Tax Return.  If the Buyer disputes any item on a Tax Return delivered pursuant to the preceding sentence, it shall notify ASC of such disputed item (or items) and the basis for its objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to ASC and the Buyer.  The fees and expenses of such accounting firm shall be borne equally by ASC and the Buyer.  Notwithstanding the foregoing, nothing in this Section 11.3(c) shall prevent ASC or the Companies from timely filing any Tax Returns that are due (including extensions) on or prior to the Closing Date.

11.4         Tax Cooperation.

(a)           For a period of seven years from and after the Closing, ASC and the Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records), and assistance relating to the Companies and their respective Subsidiaries as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding related to any proposed adjustment.  Any information obtained under this Section 11.4(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  After the expiration of such seven-year period, the Buyer or ASC, as the case may be, may dispose of such information, books and records, provided that prior to such disposition, (i) ASC shall give the Buyer the opportunity, at Buyer’s expense, to take possession of such information, books and records held by ASC; and (ii) the Buyer shall give ASC the opportunity, at ASC’s expense, to take possession of such information, books and records held by the Companies and their respective Subsidiaries.

(b)           The Buyer agrees that with respect to Pre-Closing Periods, it shall not, on or after the Closing Date, without the prior written consent of ASC, amend any Tax Return (except as required by Law), or waive or extend any statute of limitations with respect to any such Tax Return to the extent such amendment or waiver would increase the Taxes of any Company or its Subsidiaries for any Pre-Closing Period.  ASC agrees that, with respect to Pre-Closing Periods, it shall not, on or after the date hereof, without the prior written consent of Buyer, amend any Tax Return (except as required by Law) of any Company or its Subsidiaries or the consolidated group of corporations of which any Company or any Subsidiary is a member, or waive or extend the statute of limitations with respect to any such Tax Return, to the extent such amendment or waiver would increase the Taxes of any Company, their Subsidiaries, or Buyer in a taxable period (or portion thereof) beginning on or after the Closing Date.

11.5         Tax Audits.

(a)           After the Closing, the Buyer shall notify ASC in writing (a “Tax Notice”) of any demand or claim received by the Buyer or any Company from any Tax authority or any other party with respect to Taxes for which the Tax Indemnifying Party is liable pursuant to Section 11.1 within ten (10) days of the receipt of such demand or claim by the Buyer or any Company; provided, however, that a failure to give such Tax Notice will not affect the rights of the Buyer or any Company to indemnification under Section 11.1 unless, or except to the extent that such failure precludes the Tax Indemnifying Parties from contesting such demand or claim.  Such Tax Notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

(b)           Subject to the following sentence, ASC may elect to control the conduct, through counsel chosen by ASC and reasonably acceptable to the Buyer and at ASC’s own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 11.1, including any contest in respect of an Interim Period (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”).  If ASC elects to control a Contest, ASC shall within thirty (30) calendar days of receipt of the Tax Notice notify the Buyer in writing of its intent to do so; provided, however, that the Buyer and the Companies are authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect their interests during such 30 day period.  If ASC properly elects to control a Contest, then ASC shall have all rights to settle, compromise and/or concede such asserted liability and the Buyer shall cooperate and shall cause the Companies (and any of their successors) to cooperate in each phase of such Contest.  If ASC does not elect to control the Contest, the Buyer or the Companies may, without affecting its or any other indemnified party’s rights to indemnification under this Article XI, assume and control the defense of such Contest with participation by the Sellers.

(c)           In the event that a Contest involves an Interim Period (a “Straddle Contest”), the parties shall endeavor to cause the Contest proceeding to be separated into two or more separate proceedings, one of which shall involve exclusively the applicable Interim Period.  In the event that such separation cannot, after diligent efforts, be achieved, the Buyer and ASC shall jointly control the Straddle Contest; provided, however, that, subject to this Section 11.5 generally, the Buyer shall have all rights to make decisions, settle, compromise and/or concede such asserted liability as relates to the portion of the taxable period that begins after the Closing Date, and ASC shall have all rights to settle, compromise and/or concede such asserted liability as relates to the Interim Period.

(d)           With respect to a Contest that is described in paragraphs (b) and (c) of this Section, and which relates to a method of accounting, a recurring item of income, gain, loss, deduction or credit.  Taxes other than income Taxes, franchise Taxes, and Transfer and Recording Taxes, ASC’s ability to settle, compromise and/or concede any asserted liability shall be subject to the Buyer’s consent, not to be unreasonably withheld, conditioned or delayed, if ASC’s proposed settlement, compromise or concession would adversely affect such Tax liability of a Company in a Post-Closing period; provided, however, if the Buyer does not provide ASC with such consent, and ASC shall pay to the Buyer the amount that ASC was willing to pay the Taxing authority to settle the asserted Tax liability, ASC shall be released by the Buyer from all indemnification obligations thereto pursuant to Section 11.1 and the Buyer shall assume control over the conduct of such Contest and shall have all rights if such Contest does not involve any issues for which ASC remains liable under this Article XI to make decisions, settle, compromise, and/or concede such asserted liability.

(e)           Notwithstanding anything contained in this Section 11.5 to the contrary, none of the Buyer or the Companies shall be required to permit ASC to contest any claim; provided, however, that the Tax Indemnifying Parties shall have no obligation to pay, indemnify or reimburse the Buyer or the Companies for any amounts that the Buyer or the Companies pay without the prior approval of ASC (which may not be unreasonably withheld or delayed if the related indemnification obligation does not have a material economic impact on ASC or the Indemnifying Parties) with respect to a claim ASC timely elects to contest but is not permitted to contest under this Section 11.5(e).

(f)            Notwithstanding anything contained in this Section 11.5 to the contrary, ASC shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, contained or delayed), settle, compromise or concede any asserted liability unless ASC has (i) paid or otherwise satisfied the asserted liability on or prior to the date of such settlement, compromise or concession, or (ii) obtained, as an unconditional term of such settlement, compromise or concession, an unconditional release, issued by the applicable taxing authority in favor of the Companies, for all responsibility in respect of the asserted liability.

11.6         Tax Treatment of Indemnification Payment.  The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes.

11.7         338(h)(10) Election.

(a)           Section 338(h)(10) Election; Allocation of “Adjusted Grossed-Up Basis.”  ASC and the Buyer shall elect under Section 338(h)(10) of the Code to treat the sale of the Stock as a sale by the Companies and their respective Subsidiaries of all of their respective assets (the “Section 338(h)(10) Election”) and shall make any such available election under any substantially similar state or local law.  The making of the Section 338(h)(10) Election shall not increase the Purchase Price.  Subject to Section 13.3, ASC shall pay any Tax associated with the Section 338(h)(10) Election and any analogous election made under state or local law.  Each party shall take such actions as the other parties deem necessary to effect the Section 338(h)(10) Election (including, without limitation, the timely filing of Internal Revenue Service Form 8023 (Corporate Qualified Stock Purchase Elections)).

(b)           Allocation.  On or before the date that is 30 days after the Closing Date, the Buyer shall provide to ASC a proposed allocation of the Purchase Price for the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, setting forth the estimated fair market values of the assets of each Company and each of their respective Subsidiaries.  On or before the date that is 60 days after the Closing Date, ASC and the Buyer shall cooperate in developing and agree upon a final allocation of such Purchase Price (the “Final Allocation”).  ASC and the Buyer shall cooperate in developing the Final Allocation.

(c)           Forms.  On or before the date that is ten days before the Closing Date, ASC shall provide to the Buyer drafts of all forms, together with all drafts of required attachments thereto, other than allocation of the Purchase Price, required for making the Section 338(h)(10) Election and any such available election under any substantially similar state or local law if requested by the Buyer (the “Election Forms”).  On the Closing Date, ASC shall deliver to the Buyer the Election Forms, properly executed by ASC.  ASC and the Buyer shall cooperate in drafting and making final the Election Forms.  If the parties have not reached agreement with respect to the allocation schedule, then the dispute shall be presented to an independent accounting firm mutually agreed upon by the Buyer and ASC, whose determination shall be binding on both parties.  The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by ASC.  ASC shall be responsible for filing the Election Forms with the proper taxing authorities, provided that the Buyer shall be responsible for filing any Election Form that must be filed with its Tax Returns.

(d)           Modification; Revocation.  The Buyer and ASC each agree that it shall not, and shall not permit any of its respective Affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election, or any such available election under any substantially similar state or local law, following the filing of the Election Forms, without the written consent of the Buyer or ASC, as the case may be.

(e)           Consistent Treatment.  The Buyer and ASC shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable tax law.

(f)            Expenses Resulting from Section 338(h)(10) Elections.  The Buyer and its Affiliates, on the one hand, and ASC and its Affiliates, on the other hand, shall bear their respective administrative, legal and similar expenses resulting from the making of the Section 338(h)(10) Election and any such available elections under any substantially similar state or local law.

11.8         Tax Sharing Agreements.  Any Tax sharing agreements or arrangements to which any Company or any of its Subsidiaries is a party or may have any liability or obligation shall be terminated effective as of the Closing.  After the Closing, this Agreement shall be the sole Tax sharing agreement relating to any Company or any Subsidiary for all Pre-Closing Tax Periods.

11.9         Survival of Obligations.  Notwithstanding any other provision of this Agreement, the obligations of the parties set forth in this Article XI shall remain in effect until the expiration of the applicable statutes of limitations (including valid extensions thereof).

ARTICLE XII

TERMINATION

12.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the written mutual consent of the parties hereto;

(b)           upon written notice by (i) any party hereto, if any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and nonappealable;

(c)           upon written notice at any time on or after July 31, 2007 (the “Termination Date”), by the Sellers, on the one hand, or the Buyer, on the other hand, if the Closing has not occurred by such date; provided, however, that (i) if any of the Sellers is seeking termination, then none of the Sellers is in breach in any material respect of their respective representations, warranties, covenants or agreements contained in this Agreement or (ii) if Buyer is seeking termination, then Buyer is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided further, however, that the Sellers may elect to extend the date of the Termination Date by up to 60 additional days if the condition set forth in Section 7.4(a) shall have not been satisfied and the parties shall have received a “second request” or the equivalent from the applicable Governmental Authorities under the HSR Act; and

(d)           upon written notice by the Sellers, on the one hand, or by the Buyer, on the other hand, to the other party if the other party (being any of the Sellers or the Buyer) is in material breach of any of its representations, warranties, covenants or agreements hereunder (which breach continues unremedied by such party for thirty (30) days after written notice thereof to such party); provided, however, that if such other party is Buyer, it shall not be entitled to such 30-day period if it is in default of its obligation to pay the Purchase Price to the Sellers on the Closing Date as provided herein; and provided, further, that (i) if any Seller is seeking termination, then no Seller is then in breach in any material respect of its respective representations, warranties, covenants or agreements contained in this Agreement or (ii) if Buyer is seeking termination, then Buyer is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

12.2         Other Agreements; Material To Be Returned.

(a)           In the event that this Agreement is terminated pursuant to Section 12.1, the transactions contemplated by this Agreement and the Related Documents shall be terminated, without further action by any party hereto, and the Sellers on the one hand and the Buyer on the other hand shall immediately enter into, or cause their relevant Affiliates to enter into, written consents to terminate each of the Related Documents that have become effective prior to the date of such termination.

(b)           Furthermore, in the event that this Agreement is terminated pursuant to Section 12.1:

(i)            The Buyer shall return to Sellers or destroy all documents and other material received from the Sellers, their Affiliates or any of their respective Representatives relating to the Resorts or the transactions contemplated by this Agreement and the Related Documents, whether obtained before or after the execution of this Agreement; and

(ii)           The Buyer agrees that all confidential information received by the Buyer or their Affiliates or its Representatives with respect to either of the Sellers, the Companies, the Resorts or this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, in accordance with Section 9.7.

12.3         Effect of Termination.  In the event that this Agreement shall be terminated pursuant to Section 12.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any party hereto to any other party except (a) for the obligations with respect to confidentiality and publicity contained in Section 9.7 hereof, (b) as set forth in Section 13.3 in respect of certain fees and expenses, (c) the obligations with respect to brokers contained in Sections 3.16 and 4.6 and (d) this Article XII; provided, however, that no party hereto shall be relieved from liabilities arising out of any willful breach of its representations and warranties, or for any breach of its covenants or other agreements contained in this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1         Complete Agreement.  This Agreement, the Related Documents (if any) and the Schedules and Exhibits attached hereto and thereto and the documents referred to herein (including the Confidentiality Agreement referred to in Section 9.7) and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

13.2         Waiver, Discharge, etc.  This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.3         Fees and Expenses.  Except as otherwise expressly provided in this Agreement, ASC shall pay all of the fees and expenses incurred by the Sellers and the Buyer shall pay all of the fees and expenses incurred by it, in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, the Buyer, shall be responsible for the payment of (i) all real estate transfer taxes and sales taxes payable as a result of the consummation of the transaction contemplated hereby, and (ii) the HSR Act filing fee.

13.4         Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing signed by each party hereto.  Each of the parties hereto agree that no amendment to any Related Document shall be effective unless it shall have been approved in writing by each of the parties hereto.

13.5         Notices.  All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by overnight courier), when delivered, (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, and (c) in the case of facsimile transmission, upon receipt of a legible copy.  In each case:  (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day, and (y) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

If to the Buyer, to:

Roland Andreasson
Chief Financial Officer
Boyne USA, Inc.
P.O. Box 19
Boyne Falls, MI 49713

With a copy to:

Ross Agre, Esq.
P.O. Box 2304
Edwards, CO 81632

If to the Sellers, to:

c/o American Skiing Company
One Monument Way
Portland, ME 04101
Attention:	Foster A. Stewart, Jr., Esq.
General Counsel
Facsimile:	(207) 791-2607

and a copy to:

Pierce Atwood LLP
One Monument Square
Portland, ME 04101
Attention:	David J. Champoux, Esq.
Facsimile:	(207) 791-1350

13.6         Venue.  Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in Cumberland County, Maine and each party hereto waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in Cumberland County, Maine and each party hereto hereby irrevocably submits to the jurisdiction of any such court in Cumberland County, Maine in any action, suit or proceeding.

13.7         GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MAINE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

(B)           EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.8         Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.9         Interpretation.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in one form have correlative meanings when used herein in any other form.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

13.10       Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.

13.11       Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except with the prior written consent of the other parties or by operation of law; provided, however, that Buyer may assign any or all of its rights or delegate any or all of its duties under this Agreement to any Affiliate without the prior written consent of Sellers; provided further, however, that the Buyer shall remain liable for its obligations and duties under this Agreement notwithstanding any such assignment.

13.12       Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, this being in addition to any other remedy to which the parties are entitled at law or in equity.

13.13       Third Parties.  Except as provided in Article V and Sections 10.2 and 10.3, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

13.14       Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

13.15       Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

13.16       NO OTHER REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SPECIFICALLY CONTAINED IN ARTICLE III OR A WRITING DELIVERED BY A SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, NONE OF SELLERS, THE COMPANIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE COMPANIES, THE RESORTS OR SELLERS.  IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE III, NONE OF SELLERS, THE COMPANIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR

WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE BUYER, INCLUDING IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

13.17       CONDITION OF THE BUSINESS.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OR A WRITING DELIVERED BY A SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT AND WITHOUT LIMITING THE PROVISIONS OF SECTION 13.16, THE COMPANIES ARE BEING SOLD WITH THEIR ASSETS AND THE RESORTS IN THEIR “AS IS” CONDITION, AND NONE OF SELLERS, THE COMPANIES OR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO SUCH ASSETS, THE RESORTS, OR THE COMPANIES, INCLUDING ANY REPRESENTATION OR WARRANTY (A) AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS AS IT WILL BE CONDUCTED BY THE BUYER OR (B) ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS.

13.18       NO OTHER REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE BUYER SPECIFICALLY CONTAINED IN ARTICLE IV, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE BUYER.  IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE IV, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE SELLERS.

13.19       INDEPENDENT INVESTIGATION.  BUYER HEREBY ACKNOWLEDGES AND AFFIRMS THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE COMPANIES, THEIR RESPECTIVE ASSETS AND THE RESORTS, THAT IT HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHERWISE) AND PROSPECTS OF SUCH ASSETS, THE RESORTS AND THE COMPANIES AS IT HAS DEEMED NECESSARY OR APPROPRIATE, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON (A) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE RESORTS AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

SUNDAY RIVER SKIWAY CORPORATION

By:	/s/ Foster A. Stewart, Jr.
Name: Foster A. Stewart, Jr.
Title: Senior Vice President

SUGARLOAF MOUNTAIN CORPORATION

By:	/s/ Foster A. Stewart, Jr.
Name: Foster A. Stewart, Jr.
Title: Senior Vice President

S-K-I LTD.

By:	/s/ Foster A. Stewart, Jr.
Name: Foster A. Stewart, Jr
Title: Senior Vice President

AMERICAN SKIING COMPANY

By:	/s/ Foster A. Stewart, Jr.
Name: Foster A. Stewart, Jr
Title: Senior Vice President

BOYNE USA, INC.

By:	/s/ Stephen Kircher
Name: Stephen Kircher
Title: President – Boyne Eastern Operations